Exhibit 6.8

STANDARD INDUSTRIAL LEASE

(NET)

CARLSBAD CORPORATE CENTER I

H. G. FENTON PROPERTY COMPANY,

a California corporation

“Landlord”

and

APTERA MOTORS CORP.,

a Delaware corporation

“Tenant”

NNN Form 2021 CARLSBAD CORPORATE CENTER I - 336 October 1, 2021

NNN Form 2021 CARLSBAD CORPORATE CENTER I - 336 October 1, 2021

INDEX OF DEFINED TERMS

PAGE
Acceptable Insurance Company	9
ACM	17
ADA	6
Additional Rent	4
Alterations	8
Approved Working Drawings	Exhibit B
Architect	Exhibit B
Base Rent	4
Base, Shell and Core	Exhibit B
Beneficial Occupancy Period	3
Brokers	19
Building	1
Code	Exhibit B
Commencement Date	3
Common Areas	3
Construction Drawings	Exhibit B
Contractor	Exhibit B
Declaration	2
Early Access Period	3
Engineers	Exhibit B
Estimated Amount	4
Expiration Date	3
Final Space Plan	Exhibit B
Final Working Drawings	Exhibit B
GAAP	5
Guarantor	14
Hazardous Materials	17
Hazardous Materials Laws	17
HVAC	7
Improvement Allowance	Exhibit B
Improvement Allowance Items	Exhibit B
Insolvency Event	14
Insurance Start Date	9
Landlord	1
Landlord’s Representatives	10
Landlord’s Work	4
Laws	6
Lease	1
Lease Year	3
Losses	11
Mortgage	15
Mortgagee	15
New Owner	15
Non-Disturbance Agreement	15
Operating Expenses	5
Operational Profitability	24
Permits	Exhibit B
Permitted Use	6
Premises	1
Premises Utility Systems	2
Profitability Reduction	24
Project	1
Real Property Taxes	5
Recapturable Expenses and Abated Rent	15
Review Fee	12
Review Period	4
RSF	1
Rules and Regulations	7
Security Deposit	6
Specifications	Exhibit B
Standard Improvement Package	Exhibit B
Statement	4
Systems and Equipment	5
taken	11
taking	11
Temporary Space	23
Temporary Space Term	23
Tenant	1

NNN Form 2021 CARLSBAD CORPORATE CENTER I - 336 October 1, 2021

Tenant Delay	4
Tenant’s Agents	Exhibit B
Tenant’s Property	9
Tenant’s Representatives	11
Tenant’s Share	6
Tenant’s Work	4
Term	3
Transfer Notice	12
Utility Installations	8

NNN Form 2021 CARLSBAD CORPORATE CENTER I - 336 October 1, 2021

STANDARD INDUSTRIAL LEASE - NET

THIS STANDARD INDUSTRIAL LEASE - NET (“Lease”), dated for reference purposes only as of October 1, 2021, is made at San Diego, California, between H. G. FENTON PROPERTY COMPANY, a California corporation (“Landlord”), and APTERA MOTORS CORP., a Delaware corporation (“Tenant”).

1.	BASIC LEASE PROVISIONS.

1.1 Premises: The Building and the exterior patio area immediately adjacent to the Building (the “Premises”). The address for the Premises is 5818 El Camino Real, Carlsbad, California 92008.

1.2 Building: The building consisting of approximately 77,147 rentable square feet (“RSF”) of space, as depicted on Exhibit A (including the first and second floor office space hatched on Exhibit A and warehouse space), located at 5818 El Camino Real, Carlsbad, California 92008 (the “Building”).

1.3 Project: The two (2) buildings, including all appurtenances and common area thereto, located at 5818 and 5830 El Camino Real, Carlsbad, California, 92008, consisting of approximately 150,627 RSF (the “Project”).

1.4	Term:	Sixty-two (62) full calendar months.

1.5	Commencement and Expiration Dates:

	(a) Commencement Date:

The date that is the later of (i) the date the Delivery of the Premises (as defined in Section 3.2) occurs (or the date that Delivery of the Premises would have occurred but for Tenant Delays), or (ii) February 1, 2022, which Commencement Date is anticipated to be February 1, 2022.

	(b) Expiration Date:

The date which is sixty-two (62) months after the Commencement Date (and if the Commencement Date is not the first day of the month, then such sixty- two (62) month period shall be measured from the first day of the month following the month in which the Commencement Date occurs), anticipated to be March 31, 2027.

	(c) Delivery of the Premises:	January 1, 2022 (estimated, subject to the provisions of Section 3.2).

1.6	Extension Option Period:	Subject to the provisions of Section 23.

1.7	Initial Monthly Base Rent:	$91,033.00 ($1.18 per sf x 77,147 RSF)

1.8	Prepaid Rent:

The Base Rent for the first full month of the Term (as defined in Section 3.1), in the amount of $91,033.00, and Tenant’s Share of Operating Expenses for the first full month of the Term, in the amount of $17,743.81, shall be paid at the time of Tenant’s execution of this Lease.

1.9	Adjustment to Monthly Base Rent:

	Months of Term	Base Rent
	2	$91,033.00 (conditionally abated, subject to the provisions of Section 22)
	3 - 12	$91,033.00
	13	$93,764.00 (conditionally abated, subject to the provisions of Section 22)
	14 - 24	$93,764.00
	25 - 36	$96,577.00
	37 - 48	$99,475.00
	49 - 60	$102,459.00
	61 - 62	$105,533.00

1.10	Security Deposit Amount:	$2,500,000.00 (subject to the provisions of Sections 5 and 25)

1.11	Improvement Allowance:	$347,162.00 (subject to the provisions of Exhibit B).

NNN Form 2021 CARLSBAD CORPORATE CENTER I - 336 October 1, 2021	-1-

1.12	Tenant’s Share:	51.217% for all Operating Expenses other than Real Property Taxes and

51.217% for Real Property Taxes.

1.13	Permitted Use:

The Premises shall be used and occupied as offices for engineering, research and development; warehousing, manufacturing, distribution and sales for a solar electric vehicle company and for no other purpose whatsoever.

1.14	Guarantor:	None.

1.15	Broker(s):	Cushman Wakefield (Tenant and Landlord)

1.16	Parking:	Approximately two hundred seventy-one (271) unreserved parking spaces.

1.17	Landlord’s Address for Notice:	H. G. FENTON PROPERTY COMPANY
7577 Mission Valley Road San Diego, California 92108 Tel: (619) 400-0120
Fax: (619) 400-0111
Attention: Property Manager

1.18	Tenant’s Address for Notice:	APTERA MOTORS CORP.
5818 El Camino Real Carlsbad, California 92008
Tel: ( )
Fax: ( )
Attention:

1.19	Addendum:	Sections: 22-25

2. PREMISES.

2.1 Lease of Premises. Subject to all of the conditions set forth in this Lease, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises. Except as otherwise provided herein, this Lease is subject to: (i) that certain Declaration of Covenants, Conditions and Restrictions and Grant of Easements for Carlsbad Corporate Center and Special Covenants Benefiting and Burdening Parcel D of Parcel Map No. 18416 dated February 2, 2000 and recorded in the Official Records of San Diego County on February 2, 2000 as Document Number 2000- 0053518, as the same may be amended from time to time (the “Declaration”), and any other matters of record now or hereafter affecting the Project (however, Tenant shall not be subject to any future matters of record unless and until Landlord provides written notice of the same to Tenant); and (ii) all Laws (as defined in Section 6.2) affecting the Project, Building or the Premises.

2.2 Landlord’s Reserved Rights. Landlord reserves to itself the absolute right: (i) to use the roof, exterior walls and areas above and beneath the Premises, and (ii) to install, use, maintain and replace the Systems and Equipment (as defined in Section 4.2(e)(i)(A)) located within the Premises which serve other parts of the Project, in a manner and locations that do not unreasonably interfere with Tenant’s use of the Premises. Landlord’s exercise of the foregoing rights and those set forth in Section 2.4 and elsewhere in this Lease shall not entitle Tenant to any abatement of rent nor shall the same constitute an actual or constructive eviction of Tenant; however, Landlord shall (except in an emergency) take reasonable steps to minimize interference with Tenant’s business while exercising such rights.

2.3 Condition of Premises. Tenant acknowledges that, except as expressly set forth in this Lease, neither Landlord nor its agents have made (i) any promise to alter, remodel or otherwise improve the Premises, the Building or the Project, or (ii) any representation or warranty with respect to the condition of the Premises, the Building or the Project. Subject to the completion of any Landlord’s Work (as defined in Section 3.3), Tenant accepts possession of the Premises in its current, “as is” condition, and acknowledges that it has inspected the Premises before signing this Lease and is fully aware of the condition of the Premises. Tenant’s taking possession of the Premises shall be deemed acceptance of the Premises by Tenant, and to conclusively establish that the Premises are in good and satisfactory condition as of the date Tenant takes possession. Notwithstanding the foregoing, Landlord shall deliver the Premises to Tenant (A) with the HVAC, electrical, and plumbing systems serving the Premises (collectively “Premises Utility Systems”) in proper working order (which, with respect to the HVAC shall include being in good operating condition as evidenced by that certain Preventative Maintenance Report from Paradigm Mechanical Corp. dated December 10, 2020 with all recommended maintenance therein completed), and (B) broom clean and in good condition. If, upon the Delivery of the Premises (as defined in Section 3.2), the Premises Utility Systems are not in proper working order and Tenant notifies Landlord thereof within thirty (30) days of the Delivery of the Premises, Landlord shall, at Landlord’s sole cost and expense and as Tenant’s sole remedy therefor, put the Premises Utility Systems in proper working order.

2.4 Rights in Common Areas. Landlord grants to Tenant and to Tenant’s, agents, employees and invitees a non-exclusive license during the Term (as defined in Section 3.1) to use all areas and facilities outside the Premises and within the Building and Project designated by Landlord from time to time as common areas (collectively, the “Common Areas”), subject to the terms and conditions of this Lease. Without any liability to Tenant and provided

NNN Form 2021 CARLSBAD CORPORATE CENTER I - 336 October 1, 2021	-2-

the same do not, on a permanent basis, materially adversely interfere with (1) the use of or access to the Premises (including the patio area) or the parking, loading or trash areas serving the Building, or (2) the visibility of Tenant’s exterior building signage, unless the same are required to comply with applicable Laws, at any time during the Term, Landlord shall have the right to: (a) close off any of the Common Areas to the extent required in Landlord’s opinion to prevent a dedication of any of the Common Areas or the accrual of any rights by any person or the public to the Common Areas; (b) temporarily close any of the Common Areas for maintenance, alteration or improvement purposes; (c) select or contract with any person for the purpose of operating and maintaining the Common Areas, subject to such terms and rates as Landlord deems reasonable; (d) change the size, use, shape or nature of any portions of the Common Areas, including the right to change the arrangement and/or location of, or to regulate or eliminate the use of, any parking spaces, garage, elevators, stairs, toilets or other public conveniences in the Project; and (e) erect additional buildings on the Common Areas, expand buildings to cover a portion of the Common Areas, convert Common Areas to a portion of the Building or other buildings, or convert any portion of the Building or such other buildings to Common Areas. Upon erection of any additional buildings, the portion of the Project upon which buildings have been erected will no longer be deemed to be a part of the Common Areas. In the event of any of the foregoing, Landlord may make an appropriate adjustment in the total RSF of the Project, and a corresponding adjustment to Tenant’s Share (as defined in Section 4.2(e)(iii)).

Except as otherwise expressly provided in this Lease, Landlord’s exercise of the foregoing rights shall not entitle Tenant to any abatement of rent nor shall the same constitute an actual or constructive eviction of Tenant; however, Landlord shall (except in an emergency) take reasonable steps to minimize interference with Tenant’s business while exercising such rights.

3. TERM; DELIVERY OF PREMISES; CONSTRUCTION.

3.1 Term. The terms and provisions of this Lease shall be effective as of the date of this Lease, except for the provisions of this Lease relating to the payment of rent. The term of this Lease (the “Term”) shall be for the number of months set forth at Section 1.4 above, beginning on the date (the “Commencement Date”) set forth in Section 1.5(a) above, and ending on the date (the “Expiration Date”) set forth in Section 1.5(b) above. “Lease Year” shall mean each consecutive twelve (12) month calendar period or portion thereof during the Term, commencing with the Commencement Date and without regard to calendar years; provided, however, if the Commencement Date is not the first day of the month, then the first Lease Year shall commence on the first day of the first calendar month after the Commencement Date and be deemed to include the partial month at the beginning of the Term.

3.2 Delivery of the Premises. The date Landlord delivers possession of the Premises to Tenant with the Landlord’s Work substantially complete (i.e., the Landlord’s Work is complete with the exception of any touch-up work, repairs and minor completion items that are necessary for final completion thereof and that would not materially delay Tenant’s scheduled or anticipated commencement, performance or completion of Tenant’s Work or otherwise materially affect Tenant’s construction schedule or increase Tenant’s costs) shall be referred to herein as the “Delivery of the Premises”. Except as provided in the last paragraph of this Section 3.2, Landlord shall not be liable for any damage incurred by Tenant as a result of any delay in Delivery of the Premises, including, without limitation, if Landlord fails to deliver possession on the date set forth in Summary Section 1.5(c), this Lease shall not thereby become void or voidable, and no extension of any other date set forth in this Lease shall result unless otherwise agreed to in writing by the parties.

Notwithstanding the foregoing, provided that Tenant has received all necessary governmental permits and approvals for the Improvements (and delivered a copy of the same to Landlord) and provided that Tenant does not interfere with Landlord’s completion of Landlord’s Work or otherwise cause labor difficulties, Tenant shall have the right to access the Premises for the purpose of constructing the Improvements and installing Tenant’s systems, furniture, telecommunications cabling, and other fixtures and equipment, but not for the purposes of commencing Tenant’s business from the Premises, during the period (“Early Access Period”) commencing on December 1, 2021 and continuing through the date immediately preceding the date Delivery of the Premises occurs. During such Early Access Period, if any, Tenant shall be obligated to perform all of its obligations under this Lease and all terms of this Lease shall apply, including without limitation, Tenant’s obligations to (i) indemnify, defend and hold Landlord and all Landlord’s Representatives harmless, and (ii) furnish to Landlord certificates of insurance evidencing the insurance required under this Lease; provided, however, Tenant’s obligation to pay Base Rent and Tenant’s Share of Operating Expenses shall not commence until the Commencement Date under this Lease. In entering the Premises during any Early Access Period, Tenant affirmatively agrees to cooperate with Landlord and its contractor to avoid all interference with Landlord’s Work during the Early Access Period.

Further notwithstanding the foregoing, if Delivery of the Premises occurs prior to February 1, 2022, then Tenant shall have the right to use the Premises for all purposes under this Lease, including commencing Tenant’s business from the Premises, during the period (“Beneficial Occupancy Period”) from Delivery of the Premises through the date immediately preceding the Commencement Date. During the Beneficial Occupancy Period, if any, Tenant shall be obligated to perform all of its obligations under this Lease and all terms of this Lease shall apply, including without limitation, Tenant’s obligations to (i) indemnify, defend and hold Landlord and all Landlord’s Representatives harmless, and (iii) as a condition to such Beneficial Occupancy Period, furnish to Landlord certificates of insurance evidencing the insurance required under this Lease; provided, however, Tenant’s obligation to pay Base Rent and Tenant’s Share of Operating Expenses shall not commence until the Commencement Date under this Lease.

Additionally notwithstanding the foregoing, in the event Delivery of the Premises has not occurred on or before March 1, 2022 (and such March 1, 2022 shall be extended by one (1) day for each day of delay caused by Tenant Delays or delays resulting from events set forth in Section 21.8 below), then, as Tenant’s sole remedy therefor, Tenant shall receive a credit against the rent first coming due hereunder in an amount equal to one (1) day of Base Rent for each day following March 1, 2022 (as the same is so extended) until Landlord delivers possession of the Premises to Tenant with Landlord’s Work substantially complete.

NNN Form 2021 CARLSBAD CORPORATE CENTER I - 336 October 1, 2021	-3-

3.3 Initial Construction. The initial construction of any improvements in the Premises shall be performed in accordance with the terms and conditions of Exhibit B, with any work to be performed by Tenant pursuant to Exhibit B being referred to as “Tenant’s Work” and any work to be performed by Landlord pursuant to Exhibit B being referred to as “Landlord’s Work”.

3.4 Tenant Delay. As used in this Lease, “Tenant Delay” means a delay in the Delivery of the Premises caused by any cause within Tenant’s control that adversely affects the Delivery of the Premises (including, without limitation, Tenant’s failure to deliver the certificates of insurance, or other monies or documents required to have been delivered under this Lease). During the period of any Tenant Delay, the Delivery of the Premises shall be deemed to have occurred, but Landlord shall not be obligated to deliver possession of the Premises to Tenant.

3.5 Memorandum of Commencement Date. Following the Commencement Date, Landlord may deliver to Tenant a written “Memorandum of Commencement Date,” signed by Landlord, confirming the Commencement Date and the Expiration Date. Within ten (10) days after receipt thereof, Tenant shall sign and return the Memorandum of Commencement Date. Tenant’s failure to return a copy of the Memorandum of Commencement Date within such ten (10) day period shall be conclusively deemed Tenant’s agreement with all matters set forth therein; however, if Tenant returns the same with any of the information corrected, Tenant shall not be deemed to have failed to sign and return the same, but Landlord shall not be bound by such corrections unless Landlord agrees to such corrections in writing. Notwithstanding the terms of Section 19 below, the delivery and return of the Memorandum of Commencement Date may be by electronic transmission. The failure of the parties to execute a Memorandum of Commencement Date shall not affect the effectiveness of this Lease.

4. RENT.

4.1 General. From and after the Commencement Date, Tenant agrees to pay Landlord, in advance, on the first day of each calendar month during the Term, Base Rent in the amount set forth in Section 1.7, as adjusted pursuant to Section 1.9 (the “Base Rent”). All sums payable by Tenant hereunder other than Base Rent, including without limitation, Tenant’s Share of Operating Expenses (as defined in Section 4.2(e)), shall be referred to herein as “Additional Rent.” Payment of all such Base Rent and Additional Rent shall be without offset or demand, in lawful money of the United States of America and made at the address set forth for Landlord herein or at such other place as Landlord may direct. If any Base Rent or Additional Rent payment is for a partial calendar month, then the Base Rent or Additional Rent payment for any such partial month shall be prorated based on the number of days in such partial month.

4.2 Operating Expenses. The parties intend that, subject only to the specific exceptions set forth in this Lease, this Lease be absolutely net to Landlord. Accordingly, in addition to Base Rent, Tenant shall pay, as Additional Rent, Tenant’s Share of Operating Expenses (as defined in Section 4.2(e)(i) and 4.2(e)(i), respectively), for each calendar year of the Term, pursuant to the following terms and conditions

(a) As soon as reasonably practicable after the Commencement Date and the commencement of each subsequent calendar year during the Term, Landlord shall provide to Tenant a good faith estimate of Tenant’s Share of Operating Expenses with respect to the calendar year in question (the “Estimated Amount”).

(b) Tenant shall pay the Estimated Amount to Landlord in equal monthly installments with each monthly payment of Base Rent. If the Estimated Amount has not yet been determined for any calendar year, Tenant shall pay the monthly installment of the Estimated Amount for the preceding calendar year until the Estimated Amount for the current calendar year has been provided to Tenant, at which time Tenant shall pay any shortfall for the preceding months of such calendar year and thereafter make each monthly installment payment in accordance with the current Estimated Amount.

(c) Within ninety (90) days following the end of each calendar year of the Term, Landlord shall determine, and provide to Tenant a statement (the “Statement”) setting forth, the actual amount of Operating Expenses for such calendar year. If Tenant’s Share of actual Operating Expenses exceeds the sum of Tenant’s monthly estimated payments for such calendar year, Tenant shall pay the difference to Landlord, within thirty (30) days following receipt of such Statement. If the sum of such monthly estimated payments paid by Tenant exceeds Tenant’s Share of actual Operating Expenses, the difference shall be applied as a credit to future monthly estimated payments of Tenant’s Share of Operating Expenses (or, with respect to the calendar year in which this Lease terminates, shall be paid to Tenant within thirty (30) days of the date of the Statement). The failure of Landlord to timely furnish the Statement or any statement required under Section 4.2(b) for any calendar year shall not prejudice Landlord from enforcing its rights under this Section 4.2(e)(i).

(d) Within ninety (90) days after Tenant’s receipt of a Statement (the “Review Period”), if Tenant disputes the amount set forth in the Statement, Tenant’s employees or an independent certified public accountant (which accountant is a member of a nationally or regionally recognized accounting firm and is not compensated on a contingency fee basis) designated by Tenant, may, after fifteen (15) days written notice to Landlord and at reasonable times, review Landlord’s records pertaining to Landlord’s calculation of Tenant’s Share of Operating Expenses at Landlord’s offices, provided that Tenant and such employees or accountant shall execute a commercially reasonable confidentiality agreement agreeing to keep all information contained in Landlord’s records, as well as the results of Tenant’s review and the certification described below, in strict confidence. Notwithstanding the foregoing, Tenant shall only have the right to review Landlord’s records one (1) time during any twelve (12) month period. Tenant’s failure to review Landlord’s records with respect to the amounts set forth in any Statement within the Review Period shall be deemed to be Tenant’s approval of such Statement and waiver of the right or ability to dispute the amounts set forth in such Statement. If after such inspection, but within thirty (30) days after the Review Period, Tenant notifies Landlord in writing that Tenant continues to dispute the amounts set forth in the Statement, Landlord and Tenant shall

NNN Form 2021 CARLSBAD CORPORATE CENTER I - 336 October 1, 2021	-4-

attempt in good faith to resolve such dispute. If Landlord and Tenant cannot resolve such dispute within thirty (30) days of Landlord’s receipt of Tenant’s dispute notice, then such dispute shall be resolved pursuant to Section 21.26 below.

(e) Definitions.

(i) “Operating Expenses” shall mean all costs incurred by Landlord in connection with the management, maintenance, repair or operation of the Project, including, without limitation, costs incurred for:

(A) The operation, repair and maintenance of (i) the Common Areas; and (ii) the electrical, gas, plumbing, water, sewer, sprinkler, communications, alarm, security or fire/life safety systems or equipment, or any other mechanical, electrical, electronic, computer or other systems or equipment which serve the Project (the “Systems and Equipment”), other than the HVAC.

(B) Trash disposal, janitorial service, security services, window washing, signage and equipment rental expenses, and any other service to be provided by Landlord under this Lease.

(C) The cost of insurance carried by Landlord pursuant to Section 10 below, including any commercially reasonable deductibles thereunder.

(D) Real Property Taxes (as defined in Section 4.2(e)(i).

(E) Utilities not separately metered to Tenant or other tenants of the Project.

(F) Compensation (including employment taxes and fringe benefits) of all persons at or below the level of “property manager” who perform regular and recurring duties connected with day-to-day operation, maintenance and repair of the Project, provided such compensation is commercially reasonable.

(G) Maintenance and repair of roofs, building walls, foundations and other structural elements of the Project.

(H) A property management fee in the amount of fifteen percent (15%) of all other Operating Expenses.

(I) Dues and assessments payable under the Declaration (if any).

(J) Any costs expressly included in Operating Expenses elsewhere in this Lease, other than the costs of capital improvements unless such costs are for capital improvements permitted under Section 4.2(e)(i)(K) below.

(K) The cost of any improvements (i) which are intended to reduce other Operating Expenses, and/or (ii) made to the Project after the Commencement Date that are required under any Law first applicable to the Project after the Commencement Date; provided, however, that if any such cost is a capital expenditure, such cost shall be amortized (including interest on the unamortized cost) over its useful life as Landlord shall reasonably determine in accordance with generally accepted accounting principles consistently applied (“GAAP”) and/or conforming to sound real estate management principles to the extent inconsistent with GAAP.

(L) Any non-improvement costs incurred by Landlord for compliance with Laws pursuant to Section 21.26 below.

(ii) “Real Property Taxes” shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary including, without limitation, (a) real estate taxes, (b) general and special assessments, (c) transit taxes, (d) leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid by Tenant, and (e) personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems equipment, appurtenances, furniture and other personal property used in connection with the Project, which Landlord shall pay during the Term because of or in connection with the ownership, leasing and operation of the Project or Landlord’s interest therein. Real Property Taxes shall also include any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included in Real Property Taxes. At all times during the Term, Real Property Taxes shall be calculated as if the Project were fully assessed. With respect to Real Property Taxes that may be paid in annual installments without penalty to Landlord, only installments thereof due during the Term of this Lease may be included in Real Property Taxes. Notwithstanding the foregoing, Real Property Taxes shall not include (a) federal, state and local personal or corporate income taxes, and other taxes to the extent applicable to or measured by Landlord’s general or net income (as opposed to rents, receipts or income attributable to operations at the Project), (b) excess profits, gift, estate, inheritance and succession taxes, (c) franchise and capital stock taxes, (d) interest and/or tax penalties resulting from Landlord’s negligence, inability, unwillingness or failure to make payments and/or to file returns when due, (e) any items included in any other category of Operating Expenses, or (f) any items paid directly by Tenant.

(iii) “Tenant’s Share” shall mean the percentage(s) set forth in Section 1.12 above.

4.3 Late Charges. If any payment of Base Rent or Additional Rent is not paid within five (5) days after the date due, Tenant shall pay to Landlord ten percent (10%) of the amount due or Two Hundred Fifty Dollars ($250.00), whichever is greater. The parties agree that such late charge represents a fair and reasonable estimate of the costs

NNN Form 2021 CARLSBAD CORPORATE CENTER I - 336 October 1, 2021	-5-

that Landlord will incur by reason of the late payment by Tenant. The late charge shall be deemed Additional Rent and shall be in addition to all of Landlord’s other rights and remedies under this Lease, at law or in equity. Notwithstanding the foregoing, Tenant shall not be obligated to pay the foregoing late charge for the first (1st) failure to timely pay any sum required to be paid under this Lease in any twelve (12) month period so long as Tenant pays such overdue sum within five (5) days of Landlord’s demand for the same.

5. SECURITY DEPOSIT. Tenant shall pay to Landlord, concurrent with its execution of this Lease, a security deposit in the amount set forth in Section 1.10 (“Security Deposit”). The Security Deposit shall be held by Landlord as security for the faithful performance by Tenant of all of the terms, covenants and conditions of this Lease to be kept and performed by Tenant. If Tenant is in Default under this Lease, Landlord may (but shall not be required to) use all or any part of the Security Deposit for the payment of any amount in Default and/or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of such Default. If any portion of the Security Deposit is so used, Tenant shall, within thirty (30) days of Landlord’s written demand therefor, deposit with Landlord an amount sufficient to restore the Security Deposit to its original amount, and Tenant’s failure to do so shall be a Default under this Lease. Landlord shall not be required to keep the Security Deposit separate from its general funds, and Tenant shall not be entitled to interest thereon. If Tenant shall fully and faithfully perform every provision of this Lease, the Security Deposit or any unused or unapplied balance thereof shall be returned to Tenant within thirty (30) days of the expiration of the Term. Tenant hereby waives the provisions of §1950.7 of the California Civil Code and all other provisions of law, now or hereafter in force, which provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums specified in this Section 5 above and all other damages under this Lease and California law including, but not limited to, any damages accruing upon or after termination of this Lease under §1951.2 of the California Civil Code and/or those sums reasonably necessary to compensate Landlord for any other loss or damage, foreseeable or unforeseeable, caused by the acts or omissions of Tenant or any officer, employee, agent, contractor or invitee of Tenant.

6. USE.

6.1 Permitted Use. The Premises shall be used and occupied only for the purposes set forth in Section 1.13 above (the “Permitted Use”), and for no other uses or purposes whatsoever. If any governmental license or permit shall be required for the proper and lawful conduct of the Permitted Use, or if a failure to procure such a license or permit could potentially adversely affect Landlord or the Project in any manner, then Tenant, at Tenant’s expense, shall (i) promptly procure and maintain such license or permit and submit the same to Landlord, and (ii) at all times, comply with the requirements of each such license or permit. Tenant warrants that it has investigated whether the Permitted Use and Tenant’s contemplated manner of operation will comply with, and Tenant assumes the risk that the same are and will continue to be in compliance with, all applicable Laws (as defined in Section 6.2 below). Tenant agrees that under no circumstances shall Tenant be released in whole or in part from any of its obligations under this Lease as a result of any governmental authority’s disallowing or limiting the Permitted Use or Tenant’s manner of operation. If, in connection with an Alteration, improvement, or signage request, Tenant is required by an applicable governmental authority to obtain Landlord’s signature to an encroachment maintenance and removal agreement or similar agreement or undertaking (collectively, “Encroachment Agreement”), then as a condition to Landlord’s approval of Tenant’s request and to Landlord’s entry into such Encroachment Agreement, Tenant hereby agrees to enter into an amendment to this Lease on Landlord’s standard form providing for (i) Tenant’s obligations regarding removal of (a) such Alteration, improvement or signage, and (b) the Encroachment Agreement from Landlord’s title, and (ii) Tenant’s responsibility to perform and to indemnify, defend and hold harmless Landlord respecting all obligations and liabilities imposed on Landlord under such Encroachment Agreement.

6.2 Compliance With Requirements.

(a) Tenant shall, at Tenant’s expense, promptly comply with (i) all applicable federal, state, county or municipal laws, statutes, ordinances, rules, regulations, requirements, orders and directions now or hereafter in effect, including zoning laws, land use approvals, ordinances and building codes, stormwater laws and regulations and Title III of the Americans With Disabilities Act (“ADA”) and other applicable laws and regulations that relate to access by the disabled or handicapped (collectively, “Laws”), (ii) all applicable covenants and restrictions of record (including any Declaration), and (iii) requirements of any fire insurance underwriters or rating bureaus, now in effect or which may hereafter come into effect during the Term, for each of (i), (ii) and (iii) relating to the Premises and/or Tenant’s use thereof; however, Tenant shall not be required to make any structural alterations to the Premises and/or any alterations to the Systems and Equipment, the HVAC or the Common Areas in order to comply with applicable Laws, except to the extent that such compliance is triggered by Tenant’s use of the Premises, any Tenant’s Work or any Alterations (as defined in Section 7.6), in which case such changes will be made by Landlord and Tenant shall reimburse Landlord for the cost thereof within thirty (30) days following receipt of an invoice therefor. Landlord shall be responsible for compliance with all Laws pertaining to the Project and the Common Areas, other than compliance for which Tenant is responsible as described above. Within fifteen (15) days of Landlord’s written request, Tenant agrees to deliver to Landlord such information and/or documents as Landlord requires in order for Landlord to comply with any regulations relating to commercial building energy ratings benchmarking and/or other reporting requirements either now or in the future in effect. Tenant shall not use or permit the use of the Premises in any manner that will create waste or a nuisance or disturb other occupants of the Project. Without limiting the generality of the foregoing, (i) Tenant shall not use or permit the Premises, or any portion thereof, to be used for the sale, prescription, distribution, use, possession, manufacture or cultivation of cannabis and cannabis-based products regardless of the legality or illegality of the same, and (ii) Tenant shall, at its sole cost and expense, comply promptly with all Hazardous Materials Laws (as defined in Section 18.5) applicable to the Permitted Use and the conduct of Tenant’s business, as set forth in Section 18 below. If at any time it reasonably appears to Landlord that Tenant is not fulfilling its obligations under this Section 6, Landlord may perform, at Tenant’s sole cost and subject to the notice provisions of Section 19 below, an audit or inspection of the Premises to evaluate Tenant’s compliance herewith.

NNN Form 2021 CARLSBAD CORPORATE CENTER I - 336 October 1, 2021	-6-

(b) As of the date of this Lease, the Premises has not been inspected by a Certified Access Specialist (“CASp”). Landlord hereby makes the following disclosure pursuant to California Civil Code Section 1938: “A Certified Access Specialist can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” Landlord and Tenant hereby mutually agree that, if Tenant requests or otherwise obtains a CASp inspection of the Premises or any other area(s) within the Project, then (a) Tenant shall pay the cost of such inspection, (b) such inspection shall occur at a time mutually agreed upon by Landlord and Tenant, (c) Tenant shall provide Landlord with a copy of the CASp’s report resulting from such inspection within ten (10) days of Tenant’s receipt thereof, (d) Tenant shall keep the CASp’s inspection and all information in the CASp’s report confidential except as necessary to perform the necessary repairs or to comply with any disclosures required by Law and (e) Tenant shall, at its sole cost and expense, make all repairs necessary to correct violations of construction related accessibility standards identified by such inspection, which repairs shall be completed no later than one hundred twenty (120) days following the date of such CASp inspection; however, if any such repairs affect the structure of the Premises, the Systems and Equipment, the HVAC or the Common Areas, then such repairs will be made by Landlord and Tenant shall reimburse Landlord for the entire cost thereof within thirty (30) days following receipt of an invoice therefor.

6.3 Rules and Regulations. Tenant shall at all times comply with the rules and regulations for the Project (the “Rules and Regulations”). A copy of the Rules and Regulations in existence on the date of this Lease is attached hereto as Exhibit C; however, Landlord reserves the right to amend the Rules and Regulations at any time by giving at least thirty (30) days prior written notice of such amendment to Tenant. Landlord shall enforce the Rules and Regulations in a non-discriminatory manner; provided, however, that Landlord shall not be liable to Tenant for Landlord’s failure to enforce the Rules and Regulations against any other tenants of the Project.

7. MAINTENANCE, REPAIRS AND ALTERATIONS.

7.1 Tenant’s Obligations.

(a) Except as provided in Section 7.4 below, Tenant shall, at Tenant’s sole cost and expense, keep and maintain in good, sanitary order, condition, and repair the interior, non-structural portions of the Premises and every part thereof, including, without limitation, all improvements (including any Alterations), fixtures, interior surfaces of the exterior walls, interior walls, floors, ceilings, doors, door frames, door checks, windows, plate glass, all plumbing, water and sewage facilities within and exclusively serving the Premises (including free flow up to the main sewer line), electrical systems (exclusively serving the Premises, whether or not located in the Premises), and sprinkler and other fire/life safety systems. Any glass broken shall promptly be replaced by Tenant with glass of the same quality, size and kind. Notwithstanding the foregoing, to the extent any of the foregoing maintenance or repairs are required as a result of any act, neglect, fault or omission of Landlord or any of Landlord’s Representatives Tenant shall have no obligation to perform such maintenance and repairs and Landlord shall perform such maintenance or repairs at Landlord’s sole cost and expense and not as an Operating Expense.

(b) Landlord elects to maintain, repair and replace the HVAC system serving the Premises (“HVAC”) and, during the Term, Tenant shall reimburse Landlord, upon demand and as Additional Rent, for Landlord’s costs for (i) a preventative maintenance contract covering the HVAC (which may be a part of a larger maintenance contract covering other tenants’ HVAC systems), and (ii) any repair or replacement of the HVAC. Notwithstanding the foregoing, Tenant shall not be obligated to reimburse Landlord for any repair or replacement costs for any HVAC units serving the Premises that, as of the date of the Delivery of the Premises, are more than fifteen (15) years old; however, if any such HVAC units are replaced during the Term, then all repair and replacement costs for such replacement units shall be reimbursed by Tenant.

7.2 Condition on Termination. Upon the expiration or earlier termination of this Lease, Tenant shall surrender the Premises to Landlord in good condition, ordinary wear and tear excepted, clean and free of debris. Any damage or deterioration of the Premises shall not be deemed ordinary wear and tear if the same could have been prevented by good maintenance practices. Upon such expiration or termination, Tenant shall, at its sole cost and expense, remove from the Premises all debris and rubbish, all of Tenant’s Property (as defined in Section 8.2), any Alterations or Improvements required to be removed pursuant to Section 7.6(c) and, at Landlord’s option, any cabling installed by or at the request of Tenant and/or any security systems installed by or at the request of Tenant. Tenant’s machinery and equipment (other than Utility Installations, as defined in Section 7.6(a)), unless affixed to the Premises so that it cannot be removed without material damage to the Premises or the Building, shall remain the property of Tenant and shall be removed by Tenant. Tenant shall repair any damage to the Premises, Building and/or Project occasioned by such removal. If Tenant fails to complete such removal and/or repair, Landlord may do so and Tenant shall reimburse Landlord for all costs incurred therefor.

7.3 Landlord’s Rights. If Tenant fails to perform Tenant’s obligations under Section 7.1 or 7.2, then the provisions of Section 15.3(c) shall apply.

7.4 Landlord’s Obligations. Except for Landlord’s obligation to construct any Landlord’s Work, Landlord’s obligations with respect to the HVAC system and as set forth in Sections 7.1(b), 12 and 13 of this Lease, the parties intend that Landlord shall have no obligation whatsoever to repair and maintain the Premises or any Alterations or equipment therein. Notwithstanding the foregoing, Landlord shall keep in good condition and repair (1) the foundations, exterior walls, structural condition of interior bearing walls, and roof of the Building and other buildings in the Project, (2) all plumbing, water, sewage and electrical systems in the Project up to the point of exclusive service

NNN Form 2021 CARLSBAD CORPORATE CENTER I - 336 October 1, 2021	-7-

to any premises in the Project, including the Premises, and (3) the Common Areas, and all costs and expenses incurred by Landlord in connection therewith shall be included within Operating Expenses, except as otherwise expressly provided in this Lease. Landlord shall have no obligation to make repairs under this Section until a reasonable time after receipt of written notice from Tenant of the need for such repairs. Notwithstanding the foregoing, to the extent any of the foregoing maintenance or repairs are required as a result of any act, neglect, fault or omission of Tenant or any of Tenant’s Representatives, Tenant shall pay to Landlord the costs of such maintenance, repairs or replacements and the provisions of Section 10.6 shall not apply to such reimbursement obligation; however, if Landlord’s insurance covers such maintenance or repair, then Tenant shall only be responsible for reimbursing Landlord for the cost of such maintenance or repair in an amount not to exceed the amount of Landlord’s deductible under such insurance.

7.5 Waiver. Tenant expressly waives all rights to make repairs at the expense of Landlord or deduct any amounts from rent as provided in any statute or law in effect during the Term of this Lease, including its rights under the provisions of §1941 and §1942 of the California Civil Code.

7.6 Alterations and Additions.

(a) After the completion of Tenant’s Work (the performance of which shall be governed by Exhibit B and not this Section 7.6 and in no event shall Tenant’s Work be considered an Alteration), Tenant shall not make any alterations, improvements, additions, or Utility Installations in, to or about the Premises (collectively, “Alterations”), without Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed (except with respect to Alterations to the exterior or structural portions of the Building, in which case Landlord may withhold consent in its sole discretion. Such consent shall be requested by Tenant at least thirty (30) days prior to Tenant’s commencement of any Alterations. As used in this Section, the term “Utility Installations” shall mean air lines, power panels, electrical distribution systems, lighting fixtures, HVAC system, plumbing and fencing. Notwithstanding the foregoing, Tenant shall be entitled to perform interior alterations that are strictly cosmetic changes with a total cost of less than $10,000 in the aggregate in any twelve (12) month period, which do not affect the Building’s structure or mechanical or electrical systems or require issuance of a permit by the City of Carlsbad upon written notice to, but without obtaining the prior approval of, Landlord. Should Tenant make any other Alterations without the prior consent of Landlord, Landlord may, at any time during the Term, require that Tenant remove any or all of the same.

(b) Tenant shall obtain Landlord’s approval of all plans and specifications, contractors and subcontractors prior to the commencement of Tenant’s construction of the Alterations; provided, however, a contractor of Landlord’s selection shall perform all work affecting the Building’s roof, the Systems and Equipment or the HVAC at Tenant’s cost. Landlord’s approval of the plans and specifications for the Alterations shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with all Laws. Tenant shall construct all Alterations in conformance with all applicable Laws, pursuant to a valid building permit (if applicable), in conformance with Landlord’s construction rules and regulations and in a diligent, good and workmanlike manner. Upon completion of any Alterations, Tenant shall cause a Notice of Completion to be recorded in the San Diego County Recorder’s Office in accordance with §3093 of the California Civil Code or any successor statute, and Tenant shall deliver a reproducible copy of the “as built” drawings of the Alterations to Landlord.

(c) Tenant shall cause all architects and contractors engaged by Tenant in connection with any Alterations to agree, in their contract with Tenant, to carry (a) worker’s compensation insurance covering all of their respective employees, and (b) commercial general liability insurance, all with limits, in form and with companies as are required to be carried by Tenant as set forth in Section 10.1 of this Lease, including naming Landlord and Landlord’s property manager as additional insureds. Both of the foregoing liability policies shall be endorsed to waive subrogation in favor of Landlord and Landlord’s property manager. Additionally, Tenant (or its contractor) shall carry “Builder’s All Risk” insurance in an amount reasonably approved by Landlord covering the construction of the Alterations, and such other insurance as Landlord may reasonably require. Tenant shall also require any architects and engineers to agree, in their contract with Tenant, to carry professional liability insurance or errors and omissions insurance (as applicable), which insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord. Certificates for all insurance required pursuant to this Section 7.6(a) shall be delivered to Landlord before commencement of construction of the Alterations and before any equipment or materials are moved onto the Premises or Project. In addition, Landlord may require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of the Alterations and naming Landlord as a co-obligee.

(d) Tenant covenants and agrees not to suffer or permit any lien of mechanics or materialmen to be placed against the Project, the Building or the Premises. If any such lien is filed, Tenant shall immediately satisfy and release such lien of record. Notwithstanding anything to the contrary set forth in this Lease, if such lien is not satisfied and released of record within twenty (20) days after the date notice of such lien is delivered by Landlord to Tenant, Landlord, at its sole option, may immediately take all action necessary to satisfy and release such lien, without any duty to investigate the validity thereof, and all sums, costs and expenses, including reasonable attorneys’ fees and costs, incurred by Landlord in connection with such lien shall be immediately be due and payable by Tenant as Additional Rent. Notwithstanding the foregoing, Tenant shall have the right to contest any such lien claim diligently and in good faith, and during such contest shall not be obligated to pay such lien claim, provided that Tenant is not in Default under this Lease and provided, Tenant, at its sole cost and expense and in compliance with all applicable Laws, transfers the lien from the Project, the Building or the Premises to a bond, thereby freeing the Project, the Building or the Premises from any claim of lien.

(e) All Alterations shall be at the sole cost of Tenant and shall remain upon and be surrendered with the Premises at the expiration of the Lease term. Notwithstanding the foregoing, Landlord may, by written notice to Tenant delivered (A) concurrent with Landlord’s approval of the Final Space Plan or Final Working Drawings (as those terms are defined in Exhibit B) with respect to the Improvements, and/or (B) concurrent with

NNN Form 2021 CARLSBAD CORPORATE CENTER I - 336 October 1, 2021	-8-

Landlord’s consent to such Alterations, with respect to any Alterations, require Tenant at Tenant’s expense to remove any such Improvements or Alterations (as applicable) upon the expiration or earlier termination of this Lease; however, Tenant shall have no obligation to remove any Alterations not requiring Landlord’s consent under this Lease.

8. TAXES.

8.1 Real Property Taxes. Landlord shall pay all Real Property Taxes prior to delinquency, which shall be included within Operating Expenses. If the Premises are separately assessed, or included within an assessor’s parcel that does not encompass the entire Project, Landlord shall adjust Tenant’s Share of Operating Expenses as it relates to Real Property Taxes only, based upon the RSF of the Premises and the total RSF of the portion of the Project that is the subject of such parcel.

8.2 Personal Property Taxes. Tenant shall pay prior to delinquency all taxes assessed against and levied upon trade fixtures, furnishings, equipment and all other personal property of Tenant contained in the Premises (“Tenant’s Property”). When possible, Tenant shall cause Tenant’s Property to be assessed and billed separately from the real property of Landlord. If any of Tenant’s Property shall be assessed with Landlord’s real property, Tenant shall pay to Landlord the taxes attributable to Tenant’s Property within ten (10) days after receipt of Landlord’s invoice therefor.

9. UTILITIES. Tenant shall be solely responsible for, shall arrange for, and shall promptly pay all charges, including meter and connection fees, for water, gas, electricity, sewer, and any other utility used upon or furnished to the Premises. However, if any of such utilities are not separately metered and the Premises is submetered or jointly metered, then Tenant shall pay, within ten (10) days of Tenant’s receipt of Landlord’s invoice therefor, the amount reasonably determined by Landlord to be Tenant’s equitable share of the monthly charge for any such utilities (which shall take into account any disproportionately heavy use of any such utilities). Additionally, if Tenant is a disproportionately heavy user of trash disposal services (as reasonably determined by Landlord), Landlord shall have the right to charge Tenant for additional trash disposal services and/or to require that Tenant contract directly for additional trash disposal services at Tenant’s sole cost and expense. Tenant agrees that Landlord shall not be liable for any damages incurred by Tenant, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any utility or service, or for any diminution in the quality or quantity thereof; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying rent or performing any of its obligations under this Lease.

10. INSURANCE.

10.1 Liability Insurance—Tenant.

(a) Prior to the earlier of the Commencement Date or Tenant’s occupancy of the Premises (the “Insurance Start Date”), Tenant, at Tenant’s expense, shall obtain and keep in force during the Term, commercial general liability insurance applying to the use and occupancy of the Premises and Project (including, without limitation, Tenant’s repair and maintenance obligations Tenant’s business operations, conduct, or assumed liabilities hereunder). Such insurance shall (a) be with an insurance company authorized to do business in the State of California, having a minimum rating of A:X in Best’s Insurance Guide (an “Acceptable Insurance Company”); (b) include broad form contractual liability coverage; (c) have a minimum of at least $1,000,000 for any one occurrence, $100,000 damage to rented premises, $1,000,000 personal and advertising injury, $2,000,000 general aggregate, and $2,000,000 products/completed ops aggregate; (d) be written on an occurrence form to apply to all bodily injury, property damage, personal injury and other covered loss occurring during the policy term; (e) contain a severability of interests provision or endorsement without a cross-suit exclusion; (f) be endorsed to (i) name Landlord and Landlord’s Property Manager, as additional insureds, (ii) provide that coverage is primary and non-contributing with any insurance carried by Landlord, and (iii) waive subrogation against or contribution from the parties named as additional insureds; (g) be endorsed to delete any liquor liability exclusion if Tenant is in the business of selling alcohol; and (h) provide for defense costs in addition to policy limits.

(b) In addition, Tenant shall maintain automobile liability insurance with limits of not less than $1,000,000 per occurrence for any owned, non-owned or hired automobile exposures of Tenant, if applicable.

(c) Such insurance may be furnished by Tenant under a blanket policy, provided that such blanket policy references the Premises and contains a “per location” endorsement that guarantees that a minimum limit equal to the insurance amounts required by this Lease will be available specifically for the Premises. No policy of insurance under this Section 10.1 shall provide for a deductible in excess of Ten Thousand Dollars ($10,000), which deductible amount shall be and remain the obligation of Tenant. The policy limits herein specified shall be increased from time to time upon written demand from Landlord, if circumstances reasonably justify such increases. Tenant shall furnish Landlord with a certificate of such insurance and required endorsements in a form reasonably acceptable to Landlord prior to the Insurance Start Date. Tenant shall provide Landlord with not less than thirty (30) days prior written notice before the expiration or cancellation of the term of such coverage and, whenever requested, shall satisfy Landlord that such policies are in full force and effect.

10.2 Liability Insurance—Landlord. Landlord shall maintain during the Term commercial general liability insurance, insuring against liability for injury to or death of persons and loss of or damage to property occurring in or on the Common Areas, the cost of which shall be included in Operating Expenses. Landlord’s liability insurance shall be in amount of not less than $2,000,000 combined single limit per occurrence for bodily and personal injury and property damage.

NNN Form 2021 CARLSBAD CORPORATE CENTER I - 336 October 1, 2021	-9-

10.3 Property Insurance—Landlord.

(a) As a cost to be included in Operating Expenses, Landlord shall maintain during the Term a standard policy or policies insuring against “all risk” perils (also known as “special perils”) covering the Building and the Project, which insurance shall include at Landlord’s sole option, (i) coverage for flood or earthquake or both; (ii) rental income insurance equal to Base Rent and Operating Expenses for up to one year, and (iii) such other insurance as Landlord deems advisable.

(b) Tenant shall not do or permit to be done anything which shall invalidate Landlord’s insurance policies referred to in this Section 10. Additionally, Tenant shall pay for any increase in the property insurance of the Building or Project if the increase is caused by Tenant’s acts, omissions, use or occupancy of the Premises within thirty (30) days after Landlord’s demand therefor.

10.4 Other Insurance—Tenant. Prior to the Insurance Start Date, Tenant, at Tenant’s expense, shall obtain and keep in force during the Term from an Acceptable Insurance Company, (i) a standard policy insuring against “all risk” perils (also known as “special perils”), covering all exterior glass, whether plate or otherwise, and all interior glass, stock in trade, merchandise, trade fixtures, equipment and other personal property located in the Premises and used by Tenant in connection with its business, (ii) business interruption, loss of income and extra expense insurance in such amounts as will reimburse Tenant for direct or indirect loss of earnings attributable to all perils commonly insured against by prudent tenants or attributable to prevention of access to the Premises or to the Building as a result of such perils, and (iii) worker’s compensation insurance providing statutory benefits to Tenant’s employees, with a waiver of subrogation in favor of Landlord, and employer’s liability insurance with limits of not less than $1,000,000. Tenant shall furnish Landlord with a certificate evidencing such coverage in a form reasonably acceptable to Landlord prior to the Insurance Start Date. Tenant shall provide Landlord with not less than thirty (30) days prior written notice before the expiration or cancellation of the term of such coverage and, whenever requested, shall satisfy Landlord that such policies are in full force and effect.

10.5 Additional Insurance Obligations. Tenant shall obtain and keep in force during the Term, at Tenant’s expense, such additional or other reasonable types of insurance coverage and in such reasonable amounts as may be requested by Landlord. Tenant shall have no right to self-insure for any of the insurance required under this Section 10 without Landlord’s consent, which may be withheld in Landlord’s sole discretion. Nothing in this Section 10, including a failure to request or provide a certificate of insurance, shall operate as Landlord’s waiver of any of the insurance requirements set forth in this Section, relieve Tenant of the obligation to carry the insurance required under this Section, or limit Tenant’s indemnity obligations set forth in this Lease.

10.6 Waiver of Subrogation. Landlord and Tenant each hereby waive any and all rights of recovery against the other party for any loss or damage arising from any event that (i) would be insured against under the terms of the “all risk” and/or the business interruption, loss of income and extra expenses/rental interruption insurance policy(ies) required to be carried by such party hereunder; or (ii) is insured against under the terms of any such insurance actually carried by such party, regardless of whether the same is required hereunder, provided that such waiver shall not apply to any deductible of Landlord, and shall further apply only to the extent of any recovery by the injured party under such insurance (or to the extent of any recovery that the injured party would have received had they carried the “all risk” and/or the business interruption, loss of income and extra expenses/rental interruption insurance policy(ies) required to be carried hereunder). Each party hereto, on behalf of its respective insurance companies hereby waives, up to and only to the extent of any recovery under any such insurance policies, any right of subrogation that one may have against the other. Each party hereto shall cause its respective insurance policies to contain endorsements evidencing such waivers of subrogation.

11. WAIVER AND INDEMNITY.

11.1 Waiver and Exemption of Landlord From Liability. Tenant hereby agrees that except for damage or injury resulting from Landlord’s sole active negligence or willful misconduct (subject to the provisions of Section 10.6 above), Landlord and Landlord’s Representatives (as defined in Section 11.2 below) shall not be liable to Tenant, Tenant’s employees, insurers, agents or invitees, or any other person or entity claiming through or under Tenant, for any damage to property or injury to persons in, on or about the Premises, the Building or the Project, regardless of whether such damage or injury is caused by or results from fire, steam, electricity, gas, water or rain, or from the breakage, leakage, obstruction or other defects of pipes, sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures or from any other cause, and regardless of whether the cause of such damage or injury or the means of repairing the same is inaccessible to Tenant. In no event shall Landlord or Tenant be liable for (i) any damages arising from any act or neglect of any other tenant, occupant, or such tenants’ or occupants’ invitees or from any use of the Project by such parties, or (ii) any damages arising from the failure of Landlord to enforce the provisions of any other lease in the Project. Except for damage or injury resulting from Landlord’s sole active negligence or willful misconduct (subject to the provisions of Section 10.6 above), Tenant, as a material part of the consideration to Landlord, hereby assumes all risk of damage to property or injury to persons, in, upon or about the Premises, the Building or the Project arising from any cause, and Tenant hereby waives all claims in respect thereof against Landlord.

11.2 Tenant’s Indemnity. Except for injury or damage (i) of a type that is covered by the waivers described in Sections 10.6, 11.1, 21.5 or in any other provision of this Lease, or (ii) arising from the active negligence or willful misconduct of Landlord or any of Landlord’s Representatives, Tenant shall indemnify, protect, defend, and hold Landlord and Landlord’s officers, directors, shareholders, members, partners, employees, agents and contractors (collectively, “Landlord’s Representatives”) harmless from and against any and all claims, actions, demands, proceedings, losses, damages, costs of any kind or character (including reasonable attorneys’ fees and court costs), expenses, liabilities, judgments, fines, penalties, or interest (collectively, “Losses”), arising from or out of (i) any occurrence in the Premises, (ii) Tenant’s or Tenant’s Representatives’ (as defined in Section 11.3 below) use of the Premises or Project, the conduct of Tenant’s business or any activity, work or things done, permitted or suffered by

NNN Form 2021 CARLSBAD CORPORATE CENTER I - 336 October 1, 2021	-10-

Tenant or Tenant’s Representatives in or about the Premises, Building or Project, (iii) any Default in the performance of any obligation on Tenant’s part to be performed under the terms of this Lease, or (iv) any negligence or willful misconduct of Tenant or any of Tenant’s Representatives, including Tenant’s failure to comply with applicable Laws (including stormwater regulations). Tenant shall defend any such action or proceeding brought against Landlord and/or any of Landlord’s Representatives against any such Losses, upon notice from Landlord and at Tenant’s expense, with counsel reasonably satisfactory to Landlord and Landlord shall cooperate with Tenant in such defense.

11.3 Landlord’s Indemnity. Except for injury or damage (i) of a type that is covered by the waivers described in Sections 10.6, 11.1, 21.5 or in any other provision of this Lease, or (ii) arising from the negligence or willful misconduct of Tenant or any of Tenant’s officers, directors, shareholders, members, partners, employees, agents, contractors, subtenants and invitees (collectively, “Tenant’s Representatives”), Landlord shall defend, indemnify and hold Tenant and Tenant’s Representatives harmless from and against any and all Losses arising in any way from (a) the active negligence or willful misconduct of Landlord; or (b) any Default in the performance of any obligation on Landlord’s part to be performed under this Lease. Landlord shall defend any such action or proceeding brought against Tenant or Tenant’s Representatives against any such Losses at Landlord’s expense with counsel reasonably satisfactory to Tenant.

12. DAMAGE AND DESTRUCTION.

12.1 Repair of Damage by Landlord. If the Premises, Building and/or the Common Areas shall be damaged by fire or other casualty, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, and subject to all other terms of this Section 12, restore the Premises, Building and/or such Common Areas to substantially the same condition as existed prior to the damage, except for (i) modifications required by Law, any Mortgagee (as defined in Section 17.1), or any lessor of a ground or underlying lease, or (ii) any other modifications to the Common Areas deemed desirable by Landlord, subject to Section 2.4.

12.2 Landlord’s Option to Terminate. Notwithstanding the terms of Section 12.1 of this Lease, Landlord may elect not to restore the Premises, Building and/or Common Areas and instead terminate this Lease if one or more of the following conditions is present: (i) repairs cannot reasonably be completed within one hundred twenty (120) days after the date of such damage (when such repairs are made without the payment of overtime or other premiums); (ii) any Mortgagee or ground or underlying lessor with respect to the Project shall require that the insurance proceeds or any portion thereof be used to retire the Mortgage debt, or shall terminate the ground or underlying lease, as the case may be; (iii) such damage is not fully covered, except for deductible amounts, by Landlord’s insurance policies; or (iv) such damage occurs during the last twelve (12) months of the Lease Term. Landlord shall notify Tenant in writing of any such termination within sixty (60) days after the date of the casualty, which termination shall be effective sixty (60) days after the date of such notice.

12.3 Abatement of Rent. In the event Landlord restores the Premises pursuant to the provisions of this Section 12, the Base Rent and Tenant’s Share of Operating Expenses payable hereunder from the date of such damage and continuing until such restoration is complete shall be abated in proportion to the degree to which Tenant’s normal and customary use of the Premises is impaired; however, if the damage is the result of the gross negligence or willful misconduct of Tenant and/or Tenant’s Representatives, then Tenant shall only be entitled to such abatement if and to the extent Landlord is reimbursed for the same from Landlord’s rental interruption insurance. Except for abatement of rent, if any, Tenant shall have no claim against Landlord for any damage suffered by reason of any such damage, destruction, repair or restoration.

12.4 Waiver. The provisions of this Section 12, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building and/or the Common Areas, and any statute, regulation or case law of the State of California, including without limitation, §§1932(2) and 1933(4) of the California Civil Code, with respect to termination rights arising from damage or destruction shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building and/or the Common Areas.

13. CONDEMNATION.

13.1 Taking. If the whole or any part of the Premises, Building or Project shall be taken by the power of eminent domain or by a sale in lieu thereof (collectively, “taking” or “taken” as the case may be), Landlord shall have the option to terminate this Lease upon ninety (90) days’ written notice, provided such notice is given no later than one hundred eighty (180) days after the date of such taking. If more than twenty-five percent (25%) of the RSF of the Premises is taken, or if access to the Premises is substantially impaired, Tenant shall have the option to terminate this Lease upon ninety (90) days’ notice, provided such notice is given no later than one hundred eighty (180) days after the date of such taking. Landlord shall be entitled to receive the entire award or payment in connection with such taking. Without limiting the foregoing, so long as such award does not diminish the award available to Landlord or its Mortgagee, and such award is payable separately to Tenant, Tenant shall have the right to any award which compensates Tenant for (i) Tenant’s personal property, tenant fixtures or tenant improvements so taken, (ii) Tenant’s status as a “displaced person” pursuant to California Government Code §7262, and (iii) any loss of goodwill as the owner of a business pursuant to California Code of Civil Procedure and §1265.510. If any part of the Premises shall be taken, and this Lease is not terminated, then Base Rent and any other amount due hereunder based upon the RSF of the Premises, the Building or the Project shall be proportionately reduced, effective as of the date of such taking.

13.2 Waiver. This Section 13 is in lieu of, and Tenant hereby expressly waives any rights it may have under, any statute governing the condemnation of the Premises, including §1932 and §1933 of the California Civil Code, §1265.130 of the California Code of Civil Procedure, and/or any successor laws.

NNN Form 2021 CARLSBAD CORPORATE CENTER I - 336 October 1, 2021	-11-

14. ASSIGNMENT AND SUBLETTING.

14.1 Landlord’s Consent Required. Tenant shall not voluntarily, involuntarily or by operation of law sublet, assign, sell, or otherwise transfer (each a “Transfer”) all or any part of Tenant’s interest in this Lease or in the Premises without Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, in no event may Tenant mortgage, pledge encumber or hypothecate this Lease.

Notwithstanding the foregoing, Tenant may, without Landlord’s prior written consent (but upon prior written notice to Landlord), and without any participation by Landlord in assignment or subletting proceeds or payment of the Review Fee, sublet the Premises or assign this Lease to any of the following (each, a “Permitted Assignee”): (i) any entity controlling, controlled by or under common control with Tenant; (ii) any entity resulting from a merger, consolidation or other non-bankruptcy reorganization of Tenant; (iii) a purchaser of all or substantially all of Tenant’s assets.

14.2 Procedure.

(a) If Tenant desires Landlord’s consent to a proposed sublease, assignment or other Transfer, Tenant shall notify Landlord in writing at least thirty (30) days prior to the effective date of such Transfer (the “Transfer Notice”), which notice shall include (i) the name of the proposed sublessee, assignee or other transferee (each a “Transferee”), (ii) the nature of the business of the proposed Transferee, (iii) a copy of the proposed sublease, assignment or other Transfer documents, including all terms and conditions thereof, (iv) for a sublease or assignment, Landlord’s lease application form completed by the proposed sublessee or assignee, including an Environmental Questionnaire in the form of Exhibit E or Landlord’s then standard form, (v) financial statements for the proposed Transferee, which shall include, at a minimum, prior year and year to date (current to within six months) balance sheets, income and expense statements, and sources and uses of cash statements, (v) any ownership or commercial relationship between Tenant and the proposed Transferee, and (vi) such other financial, business or reputational information regarding such proposed Transferee as Landlord shall reasonably request. Concurrent with the Transfer Notice, Tenant shall also submit an application fee of $500.00 for reviewing and processing the requested Transfer (the “Review Fee”).

(b) Within twenty (20) days after receipt of the Review Fee and Transfer Notice with all of the information required in Section 14.2(a), Landlord shall respond by (i) granting or refusing its consent to the proposed Transfer, (ii) as to an assignment, terminating this Lease on the date the assignment was to be effective, or (iii) as to a sublease, terminating this Lease with respect to the portion of the Premises to be subleased as of the date on which the sublease was to commence. If Landlord elects to terminate this Lease with respect to an assignment, Tenant shall remain liable for all payments due under this Lease through the date of termination even though such amounts may be billed subsequent to termination. If Landlord elects to terminate this Lease with respect to the portion of the Premises to be subleased, Base Rent and Additional Rent shall be prorated on the basis of the RSF retained by Tenant in proportion to the RSF of the Premises, and this Lease, as so amended, shall continue thereafter in full force and effect.

(c) Landlord may decline to consent to a Transfer, and shall not be deemed unreasonable for doing so, if, in the exercise of its reasonable business judgment, Landlord determines that the proposed Transfer is not in the best interests of the Premises, the Project, or the business of Landlord, including, without limitation, if Landlord determines one or more of the following:

(i) the financial strength of the Transferee, both in terms of net worth and anticipated cash flow over the balance of the Term, is materially less than Tenant’s financial strength at the time this Lease was executed or at the time of the Transfer Notice, or the Transferee does not otherwise have the financial strength or financial stability necessary to meet the responsibilities to be undertaken in connection with the Transfer;

(ii) the Transferee does not have sufficient business experience to conduct its business in a manner likely to maintain solvency and the ability to pay Rent;

(iii) the Transferee is of a character, reputation or background unacceptable to Landlord;

(iv) the Transferee is engaged in a business which is not consistent with the quality of the Project or compatible with businesses conducted by other tenants of the Project, or is not generally consistent with the character and nature of the businesses of other tenants of the Project;

(v) the Transferee intends to use the Premises for purposes other than the Permitted Use or for any other purposes which are not permitted by this Lease;

(vi) The Transferee intends to use the Premises for a purpose which is not compatible with an existing or planned certification under the LEED rating system or other applicable certification standard;

(vii) the Transfer would conflict with an exclusive use provision of the lease of another tenant in the Project or other building in the same complex as the Project, or otherwise cause a breach of another tenant’s lease or give another tenant the right to cancel its lease;

(viii) either the Transferee, or any person or entity which directly or indirectly controls, is controlled by, or is under common control with the Transferee, (A) occupies space in the Project at the time of the Transfer Request, (ii) is negotiating with Landlord to lease space in the Project at such time, (iii) has negotiated with Landlord to lease space in the Project during the twelve (12) month period immediately preceding the Transfer Notice,

NNN Form 2021 CARLSBAD CORPORATE CENTER I - 336 October 1, 2021	-12-

or (iv) is in discussions or negotiations with Landlord or an affiliate of Landlord to lease space in another property owned by Landlord or an affiliate of Landlord; or

(ix) the proposed Transferee intends to make substantial modifications to the Premises which are not in the best interests of the Project.

(d) Notwithstanding anything to the contrary in this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayed its consent to a proposed Transfer or has otherwise breached or acted unreasonably under this Section 14, the sole remedy shall be to seek a declaration from an arbitrator that Landlord is required to consent to the proposed Transfer. In no event shall Tenant be entitled to terminate this Lease or to compensatory, consequential, punitive or other monetary damages on account thereof, and Tenant hereby waives all other remedies, including, without limitation, any right at law or equity to terminate this Lease, on its own behalf and, to the extent permitted under all applicable laws, on behalf of the proposed Transferee. Tenant shall indemnify, defend and hold harmless Landlord from any and all liability, losses, claims, damages, costs, expenses, causes of action and proceedings involving any third party or parties (including without limitation a proposed Transferee) who claim they were damaged by Landlord’s wrongful withholding or conditioning of Landlord’s consent. Tenant waives the provisions of Section 1995.310 of the Civil Code to the extent in conflict herewith.

14.3 Transfer Premium. If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of any Transfer Premium received by Tenant from such Transferee. The term “Transfer Premium” shall mean all rent, additional rent and other consideration payable by the Transferee in connection with the Transfer in excess of the Base Rent and Additional Rent payable by Tenant under this Lease during the term of the Transfer, prorated on a RSF basis if less than all of the Premises is transferred, after deducting the reasonable out-of-pocket expenses incurred by Tenant for (i) any changes, alterations and improvements to the Premises in connection with the Transfer, (ii) any free Base Rent or other economic concessions reasonably provided to the Transferee, and (iii) any brokerage commissions in connection with the Transfer. The term “Transfer Premium” shall include all cash consideration paid by the Transferee to Tenant in connection with the Transfer, any payment in excess of fair market value for services rendered by Tenant to the Transferee, and any payment in excess of fair market value for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to the Transferee in connection with such Transfer. The Transfer Premium shall be the property of and shall be paid to Landlord. The parties acknowledge that the provisions of this Section 14.3 are a material inducement for Landlord’s execution of this Lease and Tenant hereby represents and warrants that its sole purpose for entering into this Lease is to obtain possession of the Premises and not to generate revenue from the subleasing of any portion of the Premises or the assigning of this Lease.

14.4 General Provisions Applicable to Transfers.

(a) No sublessee, assignee or other Transferee shall further sublet, assign or otherwise Transfer this Lease or all or any portion of the Premises without Landlord’s prior written consent and in compliance with this Section 14.

(b) The consent by Landlord to any sublease, assignment or other Transfer shall not constitute a consent to any subsequent sublease, assignment or other Transfer by Tenant or by the sublessee, assignee or other Transferee.

(c) Each and every consent required of Tenant under a sublease or assignment shall also require the consent of Landlord.

(d) As a condition to any Transfer, the proposed sublessee, assignee or other Transferee shall agree that, in the event Landlord gives such Transferee notice that Tenant is in default under this Lease, the Transferee shall thereafter make all payments otherwise due Tenant directly to Landlord, which payments shall be received by Landlord without any liability being incurred by Landlord, except to credit such payment against those due by Tenant under this Lease, and any sublessee, assignee or other Transferee shall agree to attorn to Landlord should this Lease be terminated for any reason; provided, however, that in no event shall Landlord be obligated to accept such attornment.

(e) If Tenant sublets the Premises or any portion thereof, Tenant hereby immediately and irrevocably assigns to Landlord, as security for Tenant’s obligations under this Lease, all rent from any such subletting, and appoints Landlord as assignee and attorney-in-fact for Tenant, and Landlord (or a receiver for Tenant appointed on Landlord’s application) may collect such rent and apply it toward Tenant’s obligations under this Lease; provided, until the occurrence of a Default by Tenant, Tenant shall have the right to collect such rent.

(f) If Landlord consents to a Transfer, (i) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, (ii) Tenant shall furnish upon Landlord’s request a complete statement, certified by an independent certified public accountant, or Tenant’s chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer, and (iii) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord’s consent, shall relieve Tenant from any liability under this Lease, including, without limitation, in connection with the space subject to the Transfer. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency, and if understated by more than two percent (2%), Tenant shall pay Landlord’s costs of such audit.

NNN Form 2021 CARLSBAD CORPORATE CENTER I - 336 October 1, 2021	-13-

14.5 Attorneys’ Fees. If Tenant shall request the consent of Landlord to any Transfer, then, in addition to the Review Fee, Tenant shall pay Landlord’s reasonable attorneys’ fees incurred in connection therewith, such attorneys’ fees not to exceed $1,000.00 for each such request.

14.6 Continuing Liability of Tenant. Regardless of whether or not Landlord’s consent is required or obtained, no sublease, assignment or other Transfer shall release or alter Tenant’s primary liability to pay Base Rent and Additional Rent and to perform all other obligations of Tenant under this Lease. In the event of any default in the payment of Base Rent or Additional Rent or the performance of any other obligation hereunder by any assignee or successor of Tenant, Landlord may proceed directly against Tenant without the necessity of pursuing or exhausting remedies against the assignee or successor. The acceptance of Rent by Landlord from any other person shall not be deemed consent to any subsequent subletting, assignment or other Transfer or a waiver of any provision of this Lease. Subsequent to any Transfer, Landlord may consent to modifications of this Lease without notifying Tenant or obtaining its consent and the same shall not relieve Tenant of its liability under this Lease.

14.7 Effect of Termination. In the event of Tenant’s surrender of this Lease or the termination of this Lease in any other manner, Landlord may, at its option, either terminate any or all subtenancies or succeed to the interest of Tenant as sublessor thereunder. No merger shall result from Tenant’s sublease of the Premises under this Section, Tenant’s surrender of this Lease or the termination of this Lease in any other manner.

15. DEFAULT BY TENANT; REMEDIES.

15.1 Events of Default. A “Default” shall mean the occurrence of any of the following:

(a) Failure by Tenant to pay rent when due if the failure continues for five (5) days after written notice to Tenant that the rent is delinquent.

(b) Failure by Tenant to perform any provision of this Lease required of it other than clause (a) above, or any failure by Tenant to comply with the Rules and Regulations, if the failure is not cured within thirty (30) days after notice has been given to Tenant. If, however, the failure cannot reasonably be cured within such thirty (30) day period, Tenant shall not be in Default if Tenant commences to cure the failure within such thirty (30) day period and diligently and in good faith prosecutes the cure to completion.

(c) To the extent permitted by law, a general assignment by Tenant or any guarantor of this Lease (the “Guarantor”) for the benefit of creditors, or the filing by or against Tenant or any Guarantor of any proceeding under any insolvency or bankruptcy law, unless in the case of a proceeding filed against Tenant or any Guarantor the same is dismissed within sixty (60) days, or the appointment of a trustee or receiver to take possession of all or substantially all of the assets of Tenant or any Guarantor, unless possession is restored to Tenant or such Guarantor within thirty (30) days, or any execution or other judicially authorized seizure of all or substantially all of Tenant’s assets located upon the Premises or of Tenant’s interest in this Lease, unless such seizure is discharged within thirty days.

15.2 Default Notices. Notices given under this Section will specify the alleged failure and shall demand that Tenant perform the provisions of this Lease or pay the rent that is delinquent, as the case may be, within the applicable period of time or quit the Premises. No such notice shall be deemed a forfeiture or a termination of this Lease unless Landlord so elects in the notice. Any notice required under Section 15.1 shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure §1161 or any successor law.

15.3 Landlord’s Remedies. Upon the occurrence of a Default, Landlord shall have, in addition to any remedies available to Landlord at law or in equity, the right to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, and without any additional notice or demand whatsoever.

(a) Landlord may terminate this Lease and Landlord shall have the right to recover from Tenant: (i) the worth at the time of the award of the unpaid rent that had been earned at the time of termination of this Lease; (ii) the worth at the time of the award of the amount by which the unpaid rent that would have been earned after the date of termination of this Lease until the time of award exceeds the amount of the loss of rent that Tenant proves could have been reasonably avoided; (iii) the worth at the time of the award of the amount by which unpaid rent for the balance of the Term after the time of award exceeds the amount of the loss of rent that Tenant proves could have been reasonably avoided; and (iv) any other amount, including reasonable attorneys’ fees and court costs, necessary to compensate Landlord for all detriment proximately caused by a Default or which in the ordinary course of things would be likely to result therefrom.

The phrase “worth at the time of the award” as used in clauses (i) and (ii) above is to be computed by allowing interest at the rate of twelve percent (12%) per annum, but not to exceed the then legal rate of interest. The same phrase as used in clause (iii) above is to be computed by discounting the amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of the award, plus one percent (1%).

(b) Landlord may exercise the remedy provided in California Civil Code §1951.4, that is, Landlord may continue this Lease in full force and effect, and collect Base Rent and Additional Rent as they become due, so long as Landlord does not terminate this Lease pursuant to Section 15.3(a) above.

(c) Landlord may, after expiration of any applicable notice and cure period, unless there is an emergency or unless Tenant has failed to perform under Section 7.2 above (and in either case Landlord need not give notice or wait), correct or remedy any failure of Tenant not timely cured. Landlord’s reasonable costs to correct or remedy any such Default plus an administrative fee of fifteen percent (15%) of such costs shall immediately become due and payable to Landlord.

NNN Form 2021 CARLSBAD CORPORATE CENTER I - 336 October 1, 2021	-14-

15.4 Interest. Any amount owed to Landlord under the terms and provisions of this Lease which is not paid when due shall bear interest at the highest rate allowed by applicable law from the date the same becomes due and payable by the terms and provisions of this Lease until paid, unless otherwise specifically provided in this Lease.

15.5 Mitigation. Any efforts by Landlord to mitigate damages caused by a Default shall not be construed as a waiver of Landlord’s right to recover damages.

15.6 Right of Landlord to Re-Enter. In the event of any termination of this Lease, Landlord shall have the immediate right to enter upon and repossess the Premises, and all of Tenant’s Property may be removed from the Premises and stored in any public warehouse at the risk and expense of Tenant.

15.7 Recapturable Expenses. Tenant acknowledges that Landlord has undertaken the following expenses in connection with the Lease: the payment of brokerage commissions and the Improvement Allowance (“Recapturable Expenses”) and, for the avoidance of doubt, in no event shall the Recapturable Expenses include the cost of the Landlord’s Work or the Base Rent abatement pursuant to Section 22 of this Lease. Notwithstanding any provision or implication to the contrary in this Lease, in the event Landlord terminates this Lease pursuant to Section 15.3(a) above, there shall be immediately due and payable from Tenant (as unpaid Additional Rent earned, but due at the time of such Default), the unamortized portion of the Recapturable Expenses actually incurred by Landlord, with amortization calculated on a straight line basis utilizing an amortization schedule equal to the number of months in the Term and commencing as of the Commencement Date. Any Recapturable Expenses which are due to Landlord pursuant to this Section shall be in addition to any sums otherwise recoverable pursuant to Section 15.3(a) of this Lease.

16. DEFAULT BY LANDLORD.

16.1 Landlord’s Default. Landlord shall be in default if Landlord fails to perform any provision of this Lease required of it and the failure is not cured within thirty (30) days after written notice has been given to Landlord. If, however, the failure cannot reasonably be cured within such thirty (30) day period, Landlord shall not be in default of this Lease if Landlord commences to cure the failure within such thirty (30) day period and diligently and in good faith pursues the cure to completion. Notices given under this Section shall specify the alleged failure and the applicable Lease provisions. If Landlord shall at any time be in default beyond the applicable notice and cure period, Tenant may exercise any of its rights provided in law or at equity; provided, however: (i) Tenant shall have no right to offset or abate rent in the event of any default by Landlord under this Lease, except to the extent offset rights are specifically provided to Tenant in this Lease; (ii) intentionally omitted; and (iii) Tenant’s rights and remedies hereunder shall be limited to the extent (a) Tenant has expressly waived in this Lease any of such rights or remedies and/or (b) this Lease otherwise expressly limits Tenant’s rights or remedies.

16.2 Notice to Mortgagee(s). Whenever Tenant serves notice on Landlord of Landlord’s default, written notice shall also be served at the same time upon any Mortgagee, the name and address of whom Tenant has received in writing prior to the date of the serving of such notice of default. Such Mortgagee shall have the periods of time within which to cure Landlord’s defaults as are provided in Section 16.1, which periods shall commence to run thirty (30) days after the commencement of the periods within which Landlord must cure its defaults under Section 16.1. If the nature of the default is such that the Mortgagee’s possession is required to cure the default, then Tenant will not have the right to exercise any of the remedies set forth in Section 16.1 so long as such Mortgagee commences proceedings to obtain possession of the Premises within the period of time afforded to the Mortgagee to cure such default, and once the Mortgagee has obtained possession, diligently proceeds to cure the default. Nothing contained in this Lease shall be construed to impose any obligation on any Mortgagee to cure any default by Landlord under this Lease.

17. SUBORDINATION AND ESTOPPEL.

17.1 Subordination. Subject to the provisions of this Section 17, this Lease shall be subject, subordinate and inferior to the lien and charge of any mortgage, trust deed or other encumbrance, and all renewals, extensions or replacements thereof, hereafter imposed by Landlord upon the Building or Project (each, a “Mortgage”); provided, however, that this Lease shall not be subordinate to any Mortgage first arising after the date of this Lease, unless and until Landlord provides Tenant with an agreement reasonably acceptable to Tenant from the holder of the Mortgage (the “Mortgagee”) of the type normally provided by commercial lenders in southern California (“Non-Disturbance Agreement”), setting forth that so long as Tenant is not in Default hereunder, Landlord’s and Tenant’s rights and obligations hereunder shall remain in force and Tenant’s right to possession shall be upheld. Notwithstanding the foregoing, should any Mortgagee require that this Lease be prior rather than subordinate to its Mortgage, then in such event, this Lease shall become prior and superior to such Mortgage, upon notice to that effect to Tenant from such Mortgagee. Tenant shall, following a request by Landlord and after receipt of the Non-Disturbance Agreement (if applicable), execute and acknowledge any instruments or documents required to establish of record the priority of any such Mortgage over this Lease. As of the date of this Lease, no Mortgage encumbers the Building.

17.2 Attornment. In the event of foreclosure of any Mortgage, whether superior or subordinate to this Lease, then, if so requested by the Mortgagee or the purchaser at any foreclosure sale, (i) this Lease shall continue in force; (ii) Tenant’s quiet possession shall not be disturbed if Tenant is not in Default hereunder; (iii) Tenant shall, without any deductions or set-offs whatsoever, attorn to and recognize the Mortgagee or such purchaser (“New Owner”) as Tenant’s landlord for the remaining term of this Lease; and (iv) the New Owner shall not be bound by (a) any payment of rent for more than one month in advance, (b) any amendment, modification or ending of this Lease without the New Owner’s consent after the New Owner’s name is given to Tenant, unless the amendment, modification or ending is specifically authorized by this Lease (or any pre-existing amendment thereof) and does not require Landlord’s prior agreement or consent, or (c) any liability for any act or omission of a prior Landlord (however, the New Owner shall remain liable for the cure of any continuing non-monetary obligations of the prior Landlord). At the request of the New

NNN Form 2021 CARLSBAD CORPORATE CENTER I - 336 October 1, 2021	-15-

Owner, Tenant shall execute a new lease for the Premises, setting forth all of the provisions of this Lease except that the term of the new lease shall be for the balance of the Term.

17.3 Estoppel Certificate. Tenant shall execute and deliver to Landlord or Landlord’s designee, within ten (10) business days after receipt of Landlord’s request, a written statement certifying: (i) that the Lease is in effect (or is in effect as modified and stating the modifications); (ii) the amount of Base Rent and the date to which Base Rent and Additional Rent have been paid in advance; (iii) the amount of any Security Deposit; (iv) that Landlord is not in default hereunder or, if Landlord is claimed to be in default, stating the nature of any claimed default; and (v) such other matters as may be reasonably requested. Landlord and, any purchaser, assignee or Mortgagee may rely upon any such statement.

Landlord agrees to furnish from time to time, within ten (10) business days following receipt of Tenant’s request therefor, which request may be made by Tenant only in connection with a proposed Transfer or obtaining any financing, an estoppel certificate as described above, but modified to reflect Landlord as the party providing such certificate.

18. HAZARDOUS MATERIALS.

18.1 Tenant’s Environmental Questionnaire. Concurrent with Tenant’s execution and delivery of this Lease, Tenant shall deliver a completed environmental questionnaire, in the form attached hereto as Exhibit E. Tenant warrants and represents, and acknowledges that this Lease was entered into by Landlord in material reliance upon, the information set forth in such completed environmental questionnaire. If requested by Landlord during the Term, Tenant shall, within ten (10) days of such request, deliver an updated, completed environmental questionnaire, in the form attached hereto as Exhibit E.

18.2 Tenant’s Obligations.

(a) Except for supplies typically used in the ordinary course of the Permitted Use (e.g., cleaning solvents) in quantities that are typically used in the ordinary course of the Permitted Use and used in compliance with all Hazardous Materials Laws (as defined in Section 18.5), Tenant shall not cause or permit any Hazardous Materials (as defined in Section 18.4) to be brought, kept or used in or about the Project by Tenant and/or Tenant’s Representatives. Tenant shall at all times comply with all Hazardous Materials Laws and prudent industry practices regarding management of all Hazardous Materials, and shall, at its own expense, procure, maintain in effect and comply with all conditions of any and all permits, licenses, and other governmental and regulatory approvals required for Tenant’s use of the Premises, including, without limitation, discharge of (appropriately treated) Hazardous Materials into or through any sanitary sewer serving the Premises. Except as discharged into the sanitary sewer in strict conformity with all applicable Hazardous Materials Laws, Tenant shall cause all Hazardous Materials removed from the Premises to be removed and transported solely by duly licensed haulers to duly licensed facilities for final disposal thereof and upon Landlord’s request Tenant shall promptly deliver to Landlord copies of manifests reflecting the legal and proper disposal of all Hazardous Materials removed from the Premises.

(b) Upon the expiration or earlier termination of this Lease, Tenant shall cause all Hazardous Materials brought, kept or used in or about the Premises by Tenant and/or Tenant’s Representatives to be removed from the Premises in compliance with all applicable Hazardous Materials Laws. During the Term, if the presence of any Hazardous Materials at, in, on or under the Premises caused or permitted by Tenant results in any contamination of the Premises, Tenant shall promptly take all actions at its sole expense in accordance with all Hazardous Materials Laws to return the Premises to the condition existing prior to the time of such contamination, subject to Landlord’s approval as set forth in Section 18.2(d) below.

(c) Tenant shall immediately notify Landlord in writing of: (i) any enforcement, cleanup, removal or other governmental or regulatory action instituted, completed or threatened pursuant to any Hazardous Materials Laws; (ii) any claim made or threatened by any person against Tenant or the Premises relating to damage, contribution, cost recovery compensation, loss or injury resulting from or claimed to result from any Hazardous Materials; and (iii) any reports made to any environmental agency arising out of or in connection with any Hazardous Materials in or removed from the Premises, including any complaints, notices, warnings or asserted violations in connection therewith. Tenant shall also supply to Landlord, within five (5) business days after Tenant first receives or sends the same, copies of all claims, reports, complaints, notices, warnings or asserted violations, relating in any way to Hazardous Materials in the Premises or Tenant’s use thereof. Upon the reasonable written request of Landlord, Tenant shall, using appropriately qualified and licensed professionals and at Tenant’s cost, thoroughly investigate any suspected Hazardous Materials contamination of the Premises or the Project by Tenant and/or Tenant’s Representatives.

(d) Tenant shall not take any remedial action in response to the presence of any Hazardous Materials in or about the Premises in violation of applicable Hazardous Materials Laws, nor enter into any settlement agreement, consent decree or other compromise with respect to any violation of Hazardous Materials Laws, without first providing the notice required in Section 18.2(c) above and affording Landlord at least thirty (30) days to appear, intervene or otherwise appropriately assert and protect Landlord’s interests with respect thereto.

(e) Tenant acknowledges that the Premises, the Building and/or the Project may contain asbestos-containing materials (“ACM”), and agrees not to disturb any ACM to the extent it would be required to be removed pursuant to applicable Laws. Tenant shall not make any Alterations without Landlord’s prior written consent which might disturb ACM, including minor Alterations such as drilling or boring holes, sanding floors or walls, and removing ceiling tiles. Landlord hereby represents that, to Landlord’s current actual knowledge (without investigation) as of the date of this Lease, there is no ACM in the Building.

NNN Form 2021 CARLSBAD CORPORATE CENTER I - 336 October 1, 2021	-16-

18.3 Indemnity. With respect to Tenant’s use and occupancy of the Premises and Project (including the Common Areas), Tenant shall indemnify, defend (by counsel reasonably acceptable to Landlord), protect, and hold Landlord and each of Landlord’s Representatives, free and harmless from and against any and all Losses for death of or injury to any person or damage to any property whatsoever (including, without limitation, diminution in value), related to, arising from or caused in whole or in part, directly or indirectly, by (i) the presence in, on, under or about the Premises, or discharge in or from the Premises, of any Hazardous Materials during the Term of this Lease caused by Tenant, excluding Hazardous Materials used, released or discharged by any previous tenant of the Premises (except as otherwise described below regarding any ACM in, on, under or about the Premises); (ii) the use, analysis, generation, manufacture, production, storage, release, transportation, disposal, release, threatened release, discharge or generation of Hazardous Materials to, in, on, under, about or from the Premises or Project caused or contributed to by Tenant; or (iii) Tenant’s failure to comply with any Hazardous Materials Law. Tenant’s obligations hereunder shall include, without limitation, and whether foreseeable or unforeseeable (a) all costs of any required or necessary repair, cleanup or detoxification or decontamination of the Premises and/or Project, (b) the preparation and implementation of any closure, remedial action or other required plans in connection therewith, and (c) any claims, liabilities, penalties, forfeitures, losses or expenses (including attorneys’ fees and costs), however described, to the extent related to, arising from or caused in whole or in part, directly or indirectly, by any operations, work, or other acts or omissions of Tenant, including any Alterations, which damages, disturbs, makes friable, or otherwise adversely affects any ACM located in, on, under or about the Premises. For purposes of the release and indemnity provisions hereof, any acts or omissions of Tenant and/or Tenant’s Representatives or others acting for or on behalf of Tenant (whether or not they are negligent, intentional, willful or unlawful) shall be strictly attributable to Tenant.

18.4 “Hazardous Materials” shall mean any and all materials or substances which have been determined to be a nuisance or dangerous, toxic or hazardous or a pollutant or contaminant, including but not limited to any petroleum, including, without limitation, crude oil or any fraction thereof, hydrocarbon material, flammable explosives, asbestos, urea formaldehyde, mold, radioactive materials or waste, or other hazardous, toxic, contaminating or polluting materials, substances or wastes, including, without limitation, any “hazardous substances”, “hazardous wastes”, “hazardous materials” or “toxic substances” under any Hazardous Materials Laws.

18.5 “Hazardous Materials Laws” shall mean all federal, state and local laws, ordinances and regulations relating to Hazardous Materials, including, but not limited to, the Federal Water Pollution Control Act (33 U.S.C. §1251, et seq.), Resource Conservation & Recovery Act (42 U.S.C. §6901, et seq.), Safe Drinking Water Act (42 U.S.C. §3000f, et seq.), Toxic Substances Control Act (15 U.S.C. §2601, et seq.), the Clean Air Act (42 U.S.C. §7401, et seq.), Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601, et seq.), California Health & Safety Code (§25100, et seq., §39000, et seq.), California Safe Drinking Water & Toxic Enforcement Act of 1986 (California Health & Safety Code §25249.5, et seq.), California Water Code (§13000, et seq.) and all air quality and air pollution regulations of the regional air pollution control district.

18.6 Additional Provisions Regarding Environmental Compliance. Landlord represents (as of the date of this Lease, to Landlord’s actual knowledge (without investigation)), covenants and agrees that:

(a) Except in compliance with applicable Hazardous Materials Laws, Landlord has not used, generated, manufactured, produced, stored, released, discharged or disposed of on, under or about the Project or transported to or from the Project, any Hazardous Materials or allowed any agent or representative of Landlord to do so.

(b) Except in compliance with applicable Hazardous Materials Laws, Landlord shall not use, generate, manufacture, produce, store, release, discharge or dispose of on, under or about the Project or transport to or from the Project, any Hazardous Substance or allow any agent or representative of Landlord to do so.

(c) Landlord shall defend, indemnify and hold harmless Tenant from and against any and all Losses directly or indirectly arising out of or attributable to (i) Landlord’s breach of any representation, warranty, covenant or agreement relating to Hazardous Materials contained herein, and/or (ii) any Hazardous Materials in violation of Hazardous Materials Laws in the Premises prior to the Early Access Period.

Notwithstanding anything to the contrary contained in this Lease, if any Hazardous Materials removal or remediation performed by Landlord prevents Tenant from using the Premises, or any portion thereof, and Tenant does not actually use the Premises or such portion thereof, for more three (3) business days, then, after the expiration of such three (3) business day period, the Base Rent and Tenant’s Share of Operating Expenses shall be abated entirely or reduced, as the case may be, in the proportion that the RSF of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total RSF of the Premises until such time that Tenant is no longer so prevented from using the Premises or such portion thereof or Tenant recommences use of the Premises or such portion thereof, whichever occurs first. Such right to abate Base Rent and Tenant’s Share of Operating Expenses shall be Tenant’s sole remedy therefor. The foregoing shall not apply in case of damage to, or destruction of, the Premises or the Building, or any eminent domain proceedings which shall be governed by separate provisions of this Lease.

19. NOTICE. All notices, demands or requests required under, or related to, this Lease from one party to the other shall be in writing. Notices may be (i) personally delivered, (ii) sent by Federal Express or other reputable delivery service, (iii) sent by certified mail, return receipt requested, postage prepaid, or (iv) sent by email or facsimile, provided the sender receives a same-day confirmation of receipt from the recipient of the email or facsimile. Each notice, demand or request shall be addressed to the recipient or sent to the email address or facsimile number of the recipient set forth at Section 1.17 or 1.18, as applicable. Notices shall be deemed delivered upon actual delivery to or refusal by the addressee. Each party shall have the right, from time to time, to designate a different address by notice given in conformity with this Section to the other party.

NNN Form 2021 CARLSBAD CORPORATE CENTER I - 336 October 1, 2021	-17-

20. OTHER TERMS AND CONDITIONS.

20.1 Signage. Tenant shall not place or permit to be placed, any sign, advertisement, notice or other similar matter on the doors, windows, exterior walls, roof or other areas of the Premises which are open to the view of persons outside the Premises, except upon receipt of Landlord’s prior written consent and then only in accordance with all applicable Laws and Landlord’s signage criteria attached hereto as Exhibit D.

20.2 Parking. In connection with the Permitted Use, Tenant shall have the non-exclusive right to park in the parking areas of the Project, at no additional charge, on a non-reserved basis and subject to compliance with Landlord’s reasonable rules and regulations therefor (including those set forth in Exhibit C), no more than the number of vehicles set forth in Section 1.16. The parking authorized by this Section shall be for personal transportation to and from the Premises only, and not for long-term storage of automobiles or for any storage of boats, trailers or recreational vehicles. Landlord reserves the right to designate certain parking areas in the Project as being for the exclusive use of other tenants of the Project; provided, however, in no event shall such designations result in the number of non- exclusive parking spaces at the Project being reduced to below the number set forth in Section 1.16.

20.3 Easements. Landlord reserves the right, from time to time, to grant such easements, rights and dedications as Landlord deems necessary or desirable, and to cause the recordation of parcel maps and restrictions, so long as such easements, rights, dedications, maps and restrictions do not unreasonably interfere with Tenant’s normal conduct of its business on, or materially and adversely affect access to, the Premises. Tenant shall sign any of the aforementioned documents upon request of Landlord, provided the same are reasonably acceptable to Tenant.

20.4 No Light, Air or View Easements. No diminution or shutting off of light, air or view by any structure which may be erected on lands adjacent to the Building shall in any way affect this Lease or impose any liability on Landlord.

20.5 Security Measures. Tenant acknowledges that Landlord does not intend to provide guard service or other security measures at the Project. Tenant assumes all responsibility for the protection of Tenant, Tenant’s Representatives and Tenant’s Property, and the property of Tenant’s Representatives from acts of third parties, assumes all risk in connection therewith and waives any and all claims for damages to persons or property sustained by Tenant, or by any other person or entity, arising from, out of or in connection therewith. Tenant shall at its expense provide security services which may be reasonably required because of Tenant’s particular use of the Premises or by a situation or incident particular to Tenant, its employees, its invitees, or its property. Nothing herein contained shall prevent Landlord, at Landlord’s sole option, from providing security services at the Project, in which event the reasonable costs thereof shall be included within Operating Expenses.

20.6 Holding Over By Tenant. Tenant agrees upon the expiration or termination of this Lease, to immediately and peaceably yield up and surrender the Premises in the condition required under Section 7.2 without any notice or demand and any requirement for any such notice to quit or vacate is hereby expressly waived. Tenant shall be liable to Landlord for any and all damages incurred by Landlord as the result of any failure by Tenant to so timely surrender possession of the Premises. If Tenant shall hold over for more than thirty (30) days after the expiration of this Lease for any cause, such holding over shall be deemed a tenancy at sufferance or, at the sole discretion of Landlord, a tenancy from month-to-month; however, in any event such tenancy shall be upon the same terms, conditions and provisions set forth in this Lease, except that the Base Rent payable during such tenancy shall be in an amount equal to one and one-half (11/2) times the Base Rent that was in effect immediately prior to the expiration or termination of this Lease.

20.7 Landlord’s Right of Entry. Landlord, the Mortgagee and/or Landlord’s Representatives may enter upon the Premises at any reasonable time and upon reasonable notice to make such repairs, additions or improvements as Landlord shall deem necessary; to post default notices and notices of nonresponsibility; to inspect and examine the Premises; and/or to exhibit the Premises to prospective tenants (during the last twelve (12) months of the Term only), lenders or purchasers. Notwithstanding the foregoing, no notice shall be required for any entry in the event of an emergency or for Landlord to cure any Default by Tenant or to take possession due to a Default in the manner provided in Section 15 of this Lease. Any such entries shall be without the abatement of rent, shall not be deemed an unlawful entry, or an actual or constructive eviction, and shall include the right to take such reasonable steps as required to accomplish the stated purposes. Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant’s business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby.

20.8 Intentionally Omitted.

20.9 Furnishing of Financial Statements. If requested by Landlord, a current or prospective Mortgagee or a prospective purchaser of the Project (but not more than two (2) times in any twelve (12) month period), Tenant shall deliver to Landlord, within ten (10) days after request therefor, Tenant’s current financial statements and financial statements for each of the two (2) preceding years. Such statements shall be prepared in accordance with GAAP and certified by an officer or owner of Tenant, or, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant. Landlord shall keep all such financial statements and the information contained therein confidential, except that Landlord may disclose the same to Landlord’s legal and accounting consultants, property and asset managers, any current or prospective Mortgagee, any prospective purchaser of the Project or as required by Law or as may reasonably be required in the course of any judicial or governmental proceeding (including in response to a subpoena).

20.10 Auctions. No auction shall be conducted on the Premises or the Project, without first having obtained Landlord’s prior written consent, which may be withheld in Landlord’s sole discretion.

NNN Form 2021 CARLSBAD CORPORATE CENTER I - 336 October 1, 2021	-18-

20.11 Keys. Two (2) keys to the Premises will be furnished by Landlord. Additional keys will be furnished upon Tenant paying Landlord the cost thereof. No additional lock or locks shall be placed by Tenant on any door in the Building without Landlord’s prior written consent. Tenant shall not allow the duplication of any keys to be made, and Tenant shall not allow any keys to be possessed by any person other than an authorized agent of Tenant. Tenant agrees, at the termination of the tenancy, to return all keys.

20.12 Other Tenancies. Landlord reserves the absolute right to effect such other tenancies in the Project as Landlord shall determine, in the exercise of its sole business judgment. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenants will or will not, during the Term of this Lease, occupy any space in the Project.

20.13 Brokers’ Fees. Landlord has agreed to pay a fee for brokerage services rendered in connection with this Lease to the broker(s) identified in Section 1.15 (the “Brokers”), payable in accordance with the separate written agreement between Landlord and Landlord’s broker, which alone shall govern the Brokers’ entitlement to any commission. Landlord and Tenant each represent and warrant to the other that no broker, agent or finder, licensed or otherwise, has been engaged by it, respectively, in connection with this Lease, other than the Brokers. Each party agrees to indemnify and defend the other party against and hold the other party harmless for, from and against any and all Losses with respect to any fee or commission alleged to be owing on account of the indemnifying party’s dealings with any broker other than the Brokers.

21. GENERAL PROVISIONS.

21.1 Exculpation. The obligations of Landlord under this Lease do not constitute personal obligations of Landlord’s Representatives, and Tenant shall look solely to Landlord’s interest in the Project for satisfaction of any liability with respect to this Lease, and agrees not to seek recourse against (i) any other property of Landlord, (ii) Landlord’s Representatives, or (iii) any of Landlord’s Representatives’ personal assets, for such satisfaction. Further, except as provided in Section 20.6 above, in no event shall either Landlord or Tenant be liable to the other party for any indirect, consequential, or punitive damages, including, without limitation, any damages based on lost profits.

21.2 Conveyance by Landlord. Landlord shall be free at all times, without need of consent or approval by Tenant, to transfer all or any portion of its interest in Project or Building and in this Lease and, in the event of such transfer, Landlord shall automatically be released from all remaining liability under this Lease first arising from and after the date of this Lease and Tenant agrees to look solely to such transferee for the performance of Landlord’s obligations hereunder from and after the date of transfer, provided that such transferee has assumed such obligations. The term “Landlord” as used in this Lease, shall mean only the owner of the Project or Building at the time in question.

21.3 Quiet Enjoyment. Landlord agrees that, so long as Tenant is not in Default hereunder, Tenant shall have the quiet enjoyment of the Premises without hindrance on the part of Landlord, subject to the terms and conditions of this Lease and without interference by persons claiming by, through or under Landlord.

21.4 No Accord and Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than the rent herein stipulated shall be deemed to be other than on account of the earliest stipulated rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction. Pursuant to California Code of Civil Procedure §1161.1, Landlord reserves the right to accept partial payments of rent and the acceptance of any rent or other charges hereunder shall not be deemed a waiver of any Default hereunder other than the payment of the amount accepted by Landlord.

21.5 Waiver. No delay or omission in the exercise of any right or remedy of Landlord or Tenant for any failure to perform by the other party hereunder shall impair such right or remedy or be construed as a waiver thereof. One or more waivers of any covenant or condition by Landlord or Tenant shall not be construed as a waiver of a subsequent violation of the same covenant or condition, and the consent or approval by Landlord or Tenant to or of any act by the other party requiring the first party’s consent or approval shall not be deemed to render unnecessary the first party’s consent or approval to or of any subsequent similar act by the other party. No violation of a covenant or condition of this Lease shall be deemed to have been waived by Landlord or Tenant unless such waiver is in writing signed by Landlord and Tenant (other than any waiver that is expressly set forth in this Lease, which shall not require a separate waiver in writing to be effective).

21.6 Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent, and Tenant hereby expressly waives the benefit of any statute to the contrary. All conditions contained herein shall be deemed covenants.

21.7 Relationship of the Parties. Nothing contained herein shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership or of joint venture between the parties hereto, it being understood and agreed that neither the method of computation of rent, nor any other provision contained herein, nor any acts of the parties hereto, shall be deemed to create any relationship between the parties hereto other than the relationship of landlord and tenant.

21.8 Force Majeure. If either party is delayed in the performance of any covenant of this Lease because of any of the following causes, then such performance shall be excused for the period of the delay and the period for such performance shall be extended for a period equivalent to the period of such delay: action of the elements; war, riot or civil insurrection; acts of terrorism; building moratoria, trip generation restrictions or other similar action by the City of Carlsbad or other governmental agency or entity; governmental orders related to any pandemic or other public health emergency; labor disputes; inability to procure or a general shortage of labor or materials in the normal channels of trade; delay in transportation; delay in inspections; or any other cause beyond the reasonable control of the party so obligated, whether similar or dissimilar to the foregoing, financial inability excepted; provided, however, that except as

NNN Form 2021 CARLSBAD CORPORATE CENTER I - 336 October 1, 2021	-19-

specifically set forth elsewhere in this Lease, no such events shall affect (1) Tenant’s obligation to pay Base Rent, Additional Rent or any other amount payable under this Lease, (2) Landlord’s obligations to make any payments under this Lease, or (3) the length of the Term.

21.9 Consents. With respect to any provision of this Lease which either provides or is held to provide that Landlord shall not unreasonably withhold or unreasonably delay any consent or approval, Tenant shall not be entitled to make any claim for, and Tenant hereby expressly waives, any claim for damages, it being understood and agreed that Tenant’s sole remedy therefor shall be an action for injunctive relief, declaratory relief or specific performance.

21.10 Counterparts/Electronic Signing. This Lease may be executed in multiple counterparts, including both counterparts that are executed on paper and counterparts that are electronic records and signed electronically. This Lease and any counterpart which shall constitute one and the same instrument, may, at Landlord’s option, be converted from a signed paper original to electronic form at any time and the paper original destroyed. Each true and correct electronic copy shall be deemed an “original.”

21.11 Authority. If Tenant is a corporation, partnership, limited liability company or other entity, Tenant represents and warrants that the individuals executing this Lease on its behalf are duly authorized to execute and deliver this Lease on behalf of Tenant. If Landlord is a corporation, partnership, limited liability company or other entity, Landlord represents and warrants that the individuals executing this Lease on its behalf are duly authorized to execute and deliver this Lease on behalf of Landlord.

21.12 Recording. Tenant shall not record this Lease or any short form or memorandum version hereof without the prior written consent of Landlord, which may be withheld at Landlord’s sole discretion.

21.13 Interpretation and Use of Pronouns. Wherever herein the singular number is used, the same shall include the plural, and the masculine gender shall include the feminine and the neuter genders.

21.14 Captions and Interpretations. Section titles or captions contained in this Lease are inserted as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Lease or any provision hereof. No provision in this Lease is to be interpreted for or against either party because that party or its legal representative drafted such provision. Any deletion of language from this Lease prior to its execution by Landlord and Tenant shall not be construed to raise any presumption, canon of construction or implication, including, without limitation, any implication that the parties intended thereby to state the converse of the deleted language.

21.15 Severability. If any term, covenant, condition or provision of this Lease is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

21.16 Applicable Law/Venue/Jurisdiction. This Lease shall be governed by the laws of the State of California without regard to any conflict of laws principals which may otherwise apply, and any arbitrator appointed under this Lease shall apply such law. Subject to the arbitration provisions set forth below, any court action brought to confirm an arbitration award or seeking any other relief, including to enforce, interpret or nullify this Lease or any provisions of this Lease or for damages, shall be brought in San Diego County, California, and in no other forum. The parties submit to the jurisdiction of the Superior Court of San Diego County regardless of diversity of citizenship; provided, if a court determines that jurisdiction of the federal courts is nevertheless applicable, the parties shall submit to the jurisdiction of the U.S. District Court for the Southern District of California.

21.17 Waiver of Right of Redemption. Tenant hereby waives for Tenant and for all those claiming under Tenant all right now or hereafter existing to redeem, by statute or by order or judgment of any court or by any legal process or writ, Tenant’s right of occupancy of the Premises after any termination of this Lease. Tenant hereby waives its rights under California Code of Civil Procedure §1179.

21.18 Attorneys’ Fees. If either party commences an arbitration proceeding or civil action against the other for the specific performance of this Lease, for damages or otherwise for the enforcement of any remedy hereunder, the prevailing party shall recover from the non-prevailing party all costs and expenses incurred therein, including reasonable attorneys’ fees and expenses incurred in enforcing any judgment. If Landlord, through no fault of its own, is made a party to any litigation relating to this Lease or the Premises instituted by or against Tenant, then Tenant shall defend, indemnify and hold Landlord harmless from and against all costs and expenses, including reasonable attorneys’ fees, incurred by Landlord in connection therewith. If Tenant, through no fault of its own, is made a party to any litigation relating to this Lease or the Premises instituted by or against Landlord, then Landlord shall defend, indemnify and hold Tenant harmless from and against all costs and expenses, including reasonable attorneys’ fees, incurred by Tenant in connection therewith.

21.19 Joint and Several Obligations. If more than one person or entity executes this Lease as Tenant: (i) each of them is and shall be jointly and severally liable for the covenants, conditions, provisions and agreements of this Lease to be kept, observed and performed by Tenant; and (ii) the act or signature of, or notice from or to, any one or more of them with respect to this Lease shall be binding upon each and all of the persons and entities executing this Lease as Tenant with the same force and effect as if each and all of them had so acted or signed, or given or received such notice and, in the event more than one person or entity comprising Tenant so acts, signs or gives or receives such notice, Landlord shall be entitled to rely on the first such act, signature, or giving or receiving of notice and any subsequent act, signature or giving or receiving of notice by any additional Tenant entity(ies) shall be null and void.

21.20 Successors and Assigns. The covenants and conditions herein contained shall, subject to the provisions of Section 14, apply to and bind the heirs, successors, executors, administrators and assigns of the respective parties hereof.

NNN Form 2021 CARLSBAD CORPORATE CENTER I - 336 October 1, 2021	-20-

21.21 Time of the Essence; Business Days. Time is expressly declared to be of the essence of this Lease, and of all covenants and conditions herein contained. Any reference in this Lease to “business days” shall mean any weekday, Monday through Friday, except holidays on which United States post offices are closed.

21.22 No Third-Party Beneficiaries. The provisions of this Lease are solely for the benefit of the parties hereto, and no broker or other third party shall be entitled to any benefits hereof or hereunder.

21.23 Entire Agreement. This Lease sets forth all the terms, provisions, covenants, conditions, promises, agreements and understandings between Landlord and Tenant concerning the Premises. There are no warranties, representations, covenants, promises, agreements, conditions or understandings, either oral or written, between them other than set forth herein. No alteration, amendment, change or addition to this Lease shall be binding upon Landlord or Tenant unless reduced to writing and signed by each party.

21.24 No Option By Landlord. The submission and negotiation of this Lease shall not be deemed an offer to enter the same by Landlord but the solicitation of such an offer by Tenant. The receipt (which shall include the cashing, deposit or other negotiation of checks, money orders and the like) of any moneys by Landlord which are tendered by Tenant along with a Tenant-executed copy of this Lease, or at any time prior to Landlord’s delivery of a fully executed copy of this Lease to Tenant, shall not constitute an acceptance of Tenant’s offer to lease as contained herein. Notwithstanding the foregoing, delivery of this Lease by Tenant to Landlord after signature by Tenant shall constitute an option which can be accepted by Landlord at any time until two (2) weeks after delivery of the signed Lease by Tenant. During such period and in reliance on the foregoing, Landlord may, at Landlord’s option, proceed with any plans, specifications, alterations, or improvements, and permit Tenant to enter the Premises; but such acts shall not be deemed an acceptance of Tenant’s offer to enter this Lease, and such acceptance shall be evidenced only by Landlord’s signing and delivering this Lease to Tenant.

21.25 Federal Contractor/Subcontractor. To the extent Tenant is a federal contractor or subcontractor, then The Equal Opportunity Clause, 41 CFR 60-1.4, contained in § 202 of E.O. 11246; the Affirmative Action Clause, 41 CFR 60-250.4, contained in § 402 of the VEVRA of 1974; and the Affirmative Action Clause, 41 CFR 60-741.4, contained in § 503 of the Rehabilitation Act of 1973; are herein incorporated by reference.

21.26 Arbitration of Disputes. Except as otherwise provided in this Section 21.26 and except in connection with any determination of “market rent” pursuant to any provision of this Lease, any controversy (whether in tort or contract or other) arising under or relating to this Lease, the subject matter of this Lease, and/or the transactions contemplated herein or related thereto (including but not limited to the parties’ rights to any monies due hereunder or otherwise), the parties hereto agree that such controversy shall be resolved by final, binding arbitration in San Diego, California, administered by and in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The parties hereto agree that the provisions of California Code of Civil Procedure §1283.05, as it may be amended from time to time, shall be incorporated into, made a part of, and made applicable to this arbitration agreement, except to the extent in conflict with any provision of this Section. The arbitrators shall have the authority to award compensatory damages only and shall have no authority to award punitive, exemplary or similar type damages or any form of equitable relief. Only a practicing attorney-at-law licensed to practice in the State of California, with at least ten (10) years’ experience in commercial landlord-tenant or other commercial real estate matters, or a judge retired from the bench of either the state or federal courts in California, may be appointed to serve as an arbitrator. The award shall be in writing, signed by the arbitrator (or a majority of the panel of arbitrators), and shall include findings of fact and conclusions of law. The arbitrator(s) shall award to the prevailing party, if any, as determined by the arbitrators, its reasonable fees and costs, including but not limited to arbitrator and administrative fees, in accordance with Section 21.18 of this Lease.

Notwithstanding anything in this Section to the contrary, in the event of a Default, Landlord shall be entitled to commence and maintain a civil action in accordance with the unlawful detainer statutes to recover possession of the Premises and damages arising from the Default, and to recover possession of the Premises and all amounts awarded pursuant to the judgment.

NOTICE: BY INITIALING IN THE SPACE BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE “ARBITRATION OF DISPUTES” PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY INITIALING IN THE SPACE BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS SUCH RIGHTS ARE SPECIFICALLY INCLUDED IN THE “ARBITRATION OF DISPUTES” PROVISION. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.

WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THE “ARBITRATION OF DISPUTES” PROVISION TO NEUTRAL ARBITRATION.

Initials	Initials

Initials	Initials

NNN Form 2021 CARLSBAD CORPORATE CENTER I - 336 October 1, 2021	-21-

21.27 Exhibits. All exhibits attached hereto shall be part of this Lease and by this reference are expressly incorporated herein. This Lease contains the following Exhibits:

Exhibit A	Project Site Plan
Exhibit B	Tenant Work Letter
Exhibit C	Rules and Regulations
Exhibit D	Signage Criteria
Exhibit E	Environmental Questionnaire
Exhibit F	[INTENTIONALLY OMITTED]

21.28 Nondisclosure of Terms. Tenant acknowledges and agrees that the terms of this Lease are confidential and constitute proprietary information of Landlord. Disclosure of the terms could adversely affect the ability of Landlord to negotiate other leases and impair Landlord’s relationship with other tenants. Accordingly, Tenant agrees that it, and its partners, officers, directors, employees, agents and attorneys, shall not intentionally and voluntarily disclose the terms and conditions of this Lease to any newspaper or other publication or any other tenant or apparent prospective tenant of the Building or other portion of the Project or any real estate agent, either directly or indirectly, without the prior written consent of Landlord, provided, however, that Tenant may disclose the terms to prospective Transferees under this Lease.

21.29 Survival of Lease Provisions. The rights and obligations of the parties under this Lease which by their nature and context are intended to survive termination or expiration of this Lease, including but not limited to Sections 7.2, 11.2, 11.3, 14.2(c), 15.3(c), 15.7 and 18.3, shall survive termination or expiration of this Lease.

21.30 Addendum. Any Addendum attached hereto and specified in Section 1.19, if any, shall be part of this Lease and by this reference is expressly incorporated herein.

IN WITNESS WHEREOF, the parties hereto have executed this Lease on the date(s) set forth by their respective signatures.

Landlord:

Date: 10/1/2021	H. G. FENTON PROPERTY COMPANY, a California corporation

	BY:		H. G. FENTON COMPANY, a California corporation Authorized Agent

		By	/s/ Jeffrey R. Diltz
Jeffrey R. Diltz
Vice President, Commercial

		By	/s/ William G. Hooper
William G. Hooper
Director, Commercial and FLO Operations

Tenant:

Date: 10/1/2021	APTERA MOTORS CORP., a Delaware corporation

		By	/s/ Steve Fambro
Steve Fambro, CEO

NNN Form 2021 CARLSBAD CORPORATE CENTER I - 336 October 1, 2021	-22-

ADDENDUM TO LEASE

The following additional provisions are a part of, and incorporated in, the Lease to which this Addendum is attached. In the event of any conflict between the provisions of this Addendum and the body of the Lease, this Addendum shall control.

22. CONDITIONAL ABATEMENT OF MONTHLY BASE RENT. Provided that the Lease shall be in effect and Tenant shall not be in Default of any material provision thereof, the obligation of Tenant to pay monthly Base Rent pursuant to Section 4.1 of the Lease shall be conditionally abated for the second (2nd) full calendar month of the Term in the amount of $91,033.00 and in the thirteenth (13th) full calendar month of the Term in the amount of $93,764.00. The conditional abatement of Base Rent shall not include abatement of any Additional Rent, as such term is defined in Section 4.1 of the Lease.

23. OPTIONS TO EXTEND. Subject to satisfaction of the conditions precedent set forth below, Tenant shall have two (2) options to extend the Term (each an “Extension Option”) for a period of sixty (60) months each (each, an “Extension Term”), on the following terms and conditions:

23.1 Each Extension Option shall be subject to satisfaction of each of the following conditions precedent, which are solely for the benefit of, and may be waived unilaterally by, Landlord:

(a) The applicable Extension Option shall be exercised by written notice (the “Option Notice”) delivered by Tenant to Landlord not earlier than fifteen (15) months and not later than twelve (12) months prior to the end of the initial Term or first (1st) Extension Term, as applicable;

(b) Tenant shall be in occupancy of at least eighty percent (80%) of the area of the Premises directly or through a wholly owned subsidiary (at any tier), and not through an unaffiliated assignee or sublessee; and

(c) The Lease shall be in effect and Tenant shall not be in default of any material provision thereof both on the day such written notice is delivered to Landlord and on the last day of the Term; provided, however, if Tenant is in default but the cure period has not run, this condition shall be deemed satisfied if Tenant cures the default within the applicable cure period.

23.2 In the event the Term shall be extended following exercise by Tenant of an Extension Option, then all of the terms, covenants and conditions of this Lease shall remain in full force and effect during the applicable Extension Term, except that the initial monthly Base Rent (including subsequent annual increases in Base Rent) during the applicable Extension Term shall be adjusted to the then effective market rate as reasonably determined by Landlord for new leases for comparable space in the Carlsbad area (and taking into account (1) rental abatement concessions reflecting free rent and/or no rent, (2) tenant improvement allowances, if any, and (3) all other monetary and non- monetary concessions, if any, being granted to similar renewal tenants in connection with comparable space) provided, however, that in no event shall the Base Rent payable for any Lease Year be less than the Base Rent payable for the immediately preceding Lease Year. Within ten (10) days after Landlord’s receipt of the applicable Option Notice, Landlord shall notify Tenant in writing of Landlord’s determination of the market rate for the Premises for the applicable Extension Term. In the event Tenant rejects Landlord’s determination and so notifies Landlord in writing within ten (10) days after receipt of the determination, then Landlord and Tenant shall attempt to agree in good faith upon the market rate for the Premises. If Landlord and Tenant fail to reach agreement within twenty (20) days following Landlord’s receipt of such rejection notice, then Tenant’s exercise of the Extension Option in question shall be rescinded, the Term shall not be extended for the applicable Option Term and any remaining Extension Options shall be null and void.

23.3 The increase in Base Rent provided by this Section shall be in addition to any increase in Operating Expenses as described in Section 4.2 of this Lease.

24. TEMPORARY SPACE. During the period (“Temporary Space Term”) commencing upon the date that is the later to occur of (i) the date of the full execution of this Lease, and (ii) the date Landlord executes a termination agreement with the tenant currently leasing the Temporary Space and continuing until the date that is thirty (30) days after the Improvements are substantially complete (i.e., Tenant has completed the Improvements with the exception of any touch-up work, repairs and minor completion items that are necessary for final completion thereof), Tenant shall lease from Landlord the premises located at 2738 Loker Avenue West, Carlsbad, California, consisting of approximately 15,385 RSF (the “Temporary Space”). Tenant’s lease of the Temporary Space shall be subject to all of the terms, conditions and limitations set forth in this Lease regarding the Premises except as set forth in this Section 24.

24.1 Tenant shall pay Base Rent for the Temporary Space during the Temporary Space Term in the amount of $20,000.00 per month (based upon $1.30 per square foot of the Temporary Space per month); and, in lieu of Tenant contracting directly with the utility providers for electricity, water/sewer and gas (if available) in the Temporary Space, Landlord shall provide such utilities to Tenant as a part of the Base Rent for the Temporary Space. Tenant shall have no obligation to pay for any Operating Expenses in connection with Tenant’s lease of the Temporary Space. All of other obligations of Tenant contained in this Lease with respect to the Premises (including, without limitation, Tenant’s indemnification obligation and Tenant’s obligation to obtain and maintain insurance) shall be applicable with respect to the Temporary Space throughout the Temporary Space Term.

24.2 Tenant agrees that Tenant shall accept the Temporary Space in its then “as-is” condition, and that Landlord shall not be required to construct any improvements in, or contribute any improvement allowance for, the

NNN Form 2021 CARLSBAD CORPORATE CENTER I - 336 October 1, 2021	-23-

Temporary Space; consequently, the Tenant Work Letter attached to this Lease as Exhibit B shall not be applicable with respect to the Temporary Space. Tenant further acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the Temporary Space or its suitability for the conduct of Tenant’s business therein. Notwithstanding the foregoing, Landlord shall install a 10’ x 10’ opening, at Landlord’s sole cost and expense, in between the warehouse and office areas of the Temporary Space in a location to be mutually agreed upon between Tenant and Landlord.

24.3 Throughout the Temporary Space Term, Tenant shall be entitled to utilize forty-five (45) unreserved parking spaces, subject to the terms and conditions of Section 20.2 of this Lease.

24.4 Tenant shall vacate and surrender the Temporary Space in the same condition as received, reasonable wear and tear excepted, on or before the date that is thirty (30) days after the Improvements are substantially complete. If Tenant fails to so surrender the Temporary Space on or before the expiration of such thirty (30) day period, the terms and conditions of Section 20.6 of this Lease shall apply as to the Temporary Space, and for purposes of determining the holdover Base Rent rental rate, the Base Rent payable for the Temporary Space shall be as set forth above.

25. REDUCTION OF SECURITY DEPOSIT. Notwithstanding anything to the contrary in Section 5 of this Lease, provided Tenant has not previously been in Default under this Lease and is not then in Default under this Lease then upon the expiration of each of the first (1st), second (2nd) and third (3rd) Lease Years of the initial Term of this Lease, the Security Deposit shall be reduced by an amount equal to Five Hundred Thousand and 00/100 Dollars ($500,000.00), and such reduced amount shall be paid to Tenant by Landlord within thirty (30) days of the date of such reduction. Prior to each such reduction date, Landlord may notify Tenant in writing that it will inspect the Premises to determine that there is no damage to the Premises, the repair of which would cost in excess of the reduced Security Deposit.

Additionally, if (A) Tenant has not previously been in Default under this Lease and is not then in Default under this Lease, and (B) Tenant delivers audited financial statements to Landlord evidencing that Tenant has achieved Operational Profitability for two (2) consecutive calendar quarters, then, upon Landlord’s confirmation that such financial statements evidence the same, the Security Deposit shall be reduced to a total of Five Hundred Thousand and 00/100 Dollars ($500,000.00) (the “Profitability Reduction”). For the avoidance of doubt, the Profitability Reduction may occur prior to, during or after the annual reductions set forth above have occurred; however, once the Profitability Reduction occurs, there shall be no further reductions of the Security Deposit. As used herein “Operational Profitability” shall mean a net operating income of at least $1,000,000.00 per quarter for each of such two (2) consecutive calendar quarters.

Landlord:

Date: 10/1/2021	H. G. FENTON PROPERTY COMPANY, a California corporation

	BY:		H. G. FENTON COMPANY, a California corporation Authorized Agent

		By	/s/ Jeffrey R. Diltz
Jeffrey R. Diltz
Vice President, Commercial

		By	/s/ William G. Hooper
William G. Hooper
Director, Commercial and FLO Operations

Tenant:

Date: 10/1/2021	APTERA MOTORS CORP., a Delaware corporation

	By	/s/ Steve Fambro
Steve Fambro, CEO

NNN Form 2021 CARLSBAD CORPORATE CENTER I - 336 October 1, 2021	-24-

SCHEDULE OF EXHIBITS

Exhibit A	Project Site Plan
Exhibit B	Tenant Work Letter
Exhibit C	Rules and Regulations
Exhibit D	Signage Criteria
Exhibit E	Environmental Questionnaire
Exhibit F	[INTENTIONALLY OMITTED]

The Company agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.

NNN Form 2021 CARLSBAD CORPORATE CENTER I - 336 October 1, 2021	F-1